Exhibit 10.12

Certain confidential information contained in this document, marked by brackets as [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. In addition, certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

CLINICAL AND COMMERCIAL MANUFACTURING AGREEMENT

dated 1 July, 2021

by and between

Richter-Helm BioLogics GmbH & Co. KG

and

MoonLake Immunotherapeutics AG

SCHEDULES 1, 2 and 3; Appendix A to Schedule 1: Project Timelines as of January 2022

CLINICAL AND COMMERCIAL MANUFACTURING AGREEMENT

This CLINICAL AND COMMERCIAL MANUFACTURING AGREEMENT (the “Agreement”) is made and entered into, with retroactive effect as of 1st of July 2021 (the “Effective Date”) by and between Richter Helm BioLogics GmbH & Co. KG, a company organized under the laws of Germany, with registered office at [***] (“Manufacturer”), and MoonLake Immunotherapeutics AG, a company organized under the laws of Switzerland, with registered office at Dorfstrasse 29, 6300 Zug, Switzerland (CHE-433.093.536) (“MoonLake”). Manufacturer and MoonLake may be referred to herein as a “Party” or, collectively, as “Parties.”

RECITALS

WHEREAS, MoonLake is the owner or licensee of proprietary IL17 nanobody named sonelokimab (also known as M1095);

WHEREAS, MoonLake is engaged in the discovery, development, manufacture and sale of pharmaceuticals products and intends to conduct clinical trials of the Products (as defined below);

WHEREAS, in order to ensure a continuous manufacturing and a reliable supply of the Product for the development of MoonLake’s Anti IL-17 A/F Nanobody®, an investigational therapy for the potential treatment of inflammatory diseases, in a phase III study in plaque psoriasis, and to secure enough manufacturing capacity after the potential launch of the Product Moonlake is interested in entering in an agreement with Manufacturer for clinical and commercial manufacturing services;

WHEREAS, Manufacturer has the requisite infrastructure, licenses, permits and capabilities, including trained and experienced personnel and technical skills, to manufacture and supply the Product (as defined below) to MoonLake for the aforesaid purposes and in accordance with this Agreement and in particular has already in the past manufactured the Product for Merck Healthare KGaA (“Merck”);

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

Definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1	“Adverse Event” means any of: an “adverse drug experience,” a “life-threatening adverse drug experience,” a “serious adverse drug experience,” or an “unexpected adverse drug experience,” as those terms are defined at either 21 C.F.R. § 312.32 or 21 C.F.R. § 314.80 or other applicable or other regulations and laws”.

1.2	“Affiliate” means a person or entity that Controls, is Controlled by or is under common Control with a Party, but only for so long as such control exists. “Control” means the ownership of more than fifty (50%) percent of the voting stock of any organization or the legal power to direct or cause the direction of the general management of the organization as appropriate, and “Controlled” shall be construed accordingly.

1.3	“Agreed Hourly Rate” means the hourly rate which has been agreed between both Parties as per Schedule 1.

1.4	“Applicable Laws” means the applicable provisions of constitutions, statutes, laws, rules, treaties, regulations, orders and decrees of all applicable Regulatory Authorities.

1.5	“Batch” means a batch of the Product manufactured by Manufacturer on a [***] litre scale under cGMP, in accordance with the Services Related Requirements of the Specifications and Quality Agreement and using the Manufacturing Process.

1.6	“Batch Documentation” means all documentation relating to a Batch, including the executed Batch record and additional documents relating to the Batch such as the analytical testing records, the release for the Materials, deviations, and all documents relating to a Batch that Manufacturer is required to maintain according to cGMP, the Services Related Requirements of the Specifications, the Quality Agreement, the relevant Purchase Order or Work Order, and all Applicable Laws.

1.7	“Change of Control” means with respect to Manufacturer, the consummation of any transaction (or series of related transactions) of the following events: (a) any Third Party (or group of Third Parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the stock or other ownership interests (as applicable) then outstanding of Manufacturer normally entitled to vote in elections of directors or equivalent governing body, (b) Manufacturer consolidates with or merges into another entity, or any entity consolidates with or merges into Manufacturer, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the stock or other ownership interests (as applicable) outstanding of the surviving entity normally entitled to vote in elections of directors or equivalent governing body is not held by the parties holding at least fifty percent (50%) of the outstanding stock or other ownership interests (as applicable) of Manufacturer immediately preceding such consolidation or merger, (c) any other arrangement whereby a Third Party controls or has the right to control the board of directors or equivalent governing body that has the ability to cause the direction of the management or policies of Manufacturer or (d) Manufacturer shall dissolve, transfer, sell, assign, mortgage, encumber, pledge, or otherwise dispose of (i) all or substantially all of its assets, or (ii) any controlling interest in its business (whether in the form of stock or otherwise) or the Manufacturing Site.

1.8	“Commercial Manufacturing Services” means the tasks and activities to be performed by Manufacturer hereunder, except for the Development Services, as further set out in the Agreement and in the Purchase Orders, in case the condition under Section 2.2 is met and satisfied, which shall include, (i) the manufacture of (Batches of) the Product using the Manufacturing Process, (ii) all activities and services (be it under cGMP, research laboratory or non-cGMP conditions) related thereto, such as, without limitation, performance of assays and other analytical work, quality control of the Product, storage of the Product, and (iii), storage activities, and (iv) all further services and activities (be it under cGMP, research laboratory or non-cGMP conditions) as may be mutually agreed in writing between the Parties from time to time; all as performed by the Manufacturer on behalf of MoonLake pursuant to the terms and conditions of this Agreement. For the avoidance of doubt, Manufacturing Services do not include tasks and activities to be performed by MoonLake (such as sample analysis) and Manufacturer shall not be liable hereunder for any failure of MoonLake in performing such tasks and activities.

1.9	“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by either Party with respect to any objective, such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances as expeditiously as possible, which in no event shall be less than the standard of care generally adhered to in the industry of such Party for the providing of such efforts. “Confidential Information” means any and all information (in whatever form, tangible or intangible) relating to either Party’s, their Affiliates’ and/or their business partners’ business and/or technologies and/or any business, employee or customer information or data which is disclosed, or otherwise comes into possession of the other Party, directly or indirectly as a result of this Agreement and which is of a confidential nature (including, without limitation, any information relating to business affairs, operations, products, processes, methodologies, formulae, plans, intentions, projections, know-how, Intellectual Property, trade secrets, market opportunities, suppliers, customers, marketing activities, sales, software, computer and telecommunications systems, costs and prices, wage rates, records, finances and personnel).

1.10	“Confidentiality Agreement (CDA)” means the confidentiality agreement entered into between the Parties effective as of [***].

1.11	“Current Good Manufacturing Practice” or “cGMP” means the Current Good Manufacturing Practices officially published and interpreted by EMA, FDA and other applicable Regulatory Authorities that may be in effect from time to time and are applicable to the Manufacture of the Product(s) in the Territory, as required:

(A)	if the Manufacturing Site is within the European Union or if the Product(s) is/are to be supplied to a country within the European Union, by the standards, rules, principles and guidelines set out in the provisions of Chapter II of EC Commission Directive 2003/94/EC, together with Volume 4 of the Rules Governing Medicinal Products in the European Union entitled “EU Guidelines to Good Manufacturing Practice Medicinal Products for Human and Veterinary Use”;

(B)	if the Manufacturing Site is within the United States of America, or if the Product(s) is/are to be supplied to the Unites States of America, by the provisions of 21 C.F.R., parts 210 and 211 and all applicable rules, regulations, orders and guidance published by the FDA (as defined below);

(C)	if the Manufacturing Site is in, or if the Product(s) is/are to be supplied to, any other part of the Territory, such standards as the Parties may agree in writing to reflect the requirements of Regulatory Authorities in the country of manufacture or supply; and

(D)	such other requirements as agreed between the Parties and set out in the Quality Agreement, in each case, as amended and updated from time to time.

1.12	“Defect” means, in respect of a Product, a failure to comply with the applicable Specification and/or to have been manufactured in accordance with cGMP, and “Defective” shall be construed accordingly.

1.13	“Defective Product” means a Product with a Defect.

1.14	“Delivery Date” means the date agreed by MoonLake and Manufacturer for the delivery of Products in a Work Order or in a Purchase Order according to ARTICLE 4.

1.15	“Delivery Terms” means EXW [***] Incoterms 2020 or such other terms as may be agreed in writing between the Parties and terms such as “delivery” and “delivered” shall be construed accordingly. Accordingly, MoonLake shall be responsible for the transport of the Product and shall engage a carrier. However, Manufacturer shall coordinate in advance with MoonLake’s carrier each shipment of the Products.

1.16	“Development Services” means all the tasks and activities to be performed by Manufacturer pursuant to Schedule 1 for the supply of the Product in the context of the phase III clinical trial described in the recitals above including but not limited to manufacture of GMP Batches (Phase III), as described in Schedule 1. In the event MoonLake reasonably requires further tasks and activities for the manufacture of the Product to be used by MoonLake for development purposes in a phase III clinical trial and for process validation and Manufacturer is able to provide such further tasks and activies, Manufacturer shall upon request of MoonLake provide them against MoonLake’s payment of a reasonable additional price.

1.17	“Engineering Batch” means a Batch that is produced using identical equipment as for a cGMP Batch but which is not released by Manufacturer for human use.

1.18	“Executive Officers” means the Chief Executive Officers of MoonLake and Manufacturer.

1.19	“Finished Medicinal Product” means any pharmaceutical product(s) comprising the Product.

1.20	“Force Majeure Event” means in relation to either Party, any circumstances beyond the reasonable control (including the taking of reasonable precautions) of that Party (including without limitation any acts or restraints of governments or public authorities, war, terrorism, revolution, riot or civil commotion disruption at suppliers, fire, explosion, accident, flood, sabotage, lack of adequate fuel, power, Materials, transportation, labour dispute and/or general strike of a national or industry-wide nature).

1.21	“Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (i) any government of any country, (ii) a federal, state, province, county, city or other political subdivision thereof or (iii) any supranational body, including any Regulatory Authority.

1.22	“Hazardous Materials” means any material or substance that, whether by its nature or use, is now or hereafter defined or regulated as a hazardous waste, hazardous substance, pollutant, or contaminant under any Applicable Law relating to or addressing public and employee health and safety and protection of the environment, or which is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, mutagenic or otherwise hazardous or which is or contains petroleum, gasoline, diesel, fuel, another petroleum hydrocarbon product, or polychlorinated biphenyls. Hazardous Materials specifically include asbestos-containing materials (ACM), mold and lead-based paints.

1.23	“Independent Expert” means a laboratory or expert mutually agreed upon by the Parties who shall act as an expert in accordance with the ICC Rules for Expertise, and if no agreement can be reached then the Parties will accept a laboratory or expert appointed by the International Chamber of Commerce of Switzerland according to the ICC Rules for Expertise.

1.24	“Intellectual Property” means patents, trademarks, service marks, design rights (whether registerable or otherwise), including applications for any of the foregoing, copyright, all rights in know-how, trade or business secrets and/or trade or business names and other rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the Territory whether registerable or not.

1.25	“Latent Defect” means a Defect existing at the time of delivery of the Product in question to MoonLake, but which could not reasonably be discovered by a visual inspection of its outer packaging or any accompanying documentation.

1.26	“Losses” means all losses, claims, liabilities, costs, awards, fines, penalties, expenses (including reasonable attorney’s fees, court fees and other reasonable professional expenses) and damages of any nature whatsoever reasonably foreseeable and unavoidable, however, always excluding any loss of profit or anticipated profit, loss of production, losses caused by business interruptions, loss of revenue and loss of goodwill or reputation.

1.27	“Manufacturing License” means any consent, permit, authorization or approval required for or in connection with the Manufacture of the Product at the Manufacturing Site(s)and the export/import of the Product to MoonLake in accordance with the Delivery Terms, including any license required pursuant to Article 13.1 of the Directive 2001/20/EC, Article 61 of Regulation 536/2004, Article 40 of Directive 2001/83/EC and, as applicable, a current drug establishment registration with the FDA (as defined below) as set forth in 21 C.F.R. §207.

1.28	“Manufacturing Process” means the anti IL-17 A/F Nanobody manufacturing process proprietary to MoonLake and transferred to Manufacturer as set out in the master batch records of the Product.

1.29	“Manufacturing Run” means a manufacturing run for the Product on a [***] scale under cGMP, in accordance with the Services Related Requirements of the Specifications and Quality Agreement and using the Manufacturing Process.

1.30	“Manufacturing Site” means the manufacturing facility located at [***] or such other manufacturing facility of Manufacturer as agreed to by the Parties pursuant to the change control procedures set out in the Quality Agreement.

1.31	“Materials” means the active ingredients, raw materials, excipients, packaging materials and components used in the manufacture of the Products.

1.32	“Price” means for Development Services the amounts set out in Schedule 1 and for Commercial Manufacturing Services a price as detailed in Section 6.2. and Schedule 1.

1.33	“Product License” means the product license, marketing authorization or any other authorization(s) (as the case may be) required for the marketing, sale and/or distribution or clinical investigation of Finished Medicinal Products by MoonLake in the jurisdictions in which the foregoing activities take place, or extension or renewal of any of the foregoing.

1.34	“Product(s)” means each of the products set out in the Specifications as included in the Quality Agreement.

1.35	“Qualified Person” means the person named in the Quality Agreement (or any replacement notified in writing by Manufacturer, from time to time), who is suitably qualified to enable Manufacturer to perform and discharge its quality management obligations as required by Current Good Manufacturing Practice or other Applicable Laws.

1.36	“Quality Agreement” means the future document outlining the Parties’ respective responsibilities on quality matters, as the same may be amended by written agreement between the Parties.

1.37	“Quality Control Procedure” means the analytical testing of a Batch according to written testing instruction including in-process-control testing and analytical testing of the Product.

1.38	“Regulatory Authority” means any multinational, federal, state, local, municipal or other Governmental Authority in the Territory having jurisdiction over any aspect of the activities contemplated by this Agreement, including to the extent applicable, in the United States, the United States Food and Drug Administration (“FDA”), and in the European Union, the European Medicines Agency.

1.39	“Services” means Development Services and Commercial Manufacturing Services.

1.40	“Services Related Requirements” means all provisions of the Specifications which describe or require a certain minimum conduct and/or level of performance of Manufacturer when performing a Service as further described in this Agreement and the Quality Agreement as opposed to “Product Related Requirements” which describe a certain measurable property of a deliverable (such as impurities allowed in the Product) resulting from Manufacturer’s performance of a Service.

1.41	“Specifications” means with respect to each Product the technical specifications for the required quality and characteristics of the Product agreed between the Parties in writing in the Quality Agreement (as the same may be amended from time to time in accordance with this Agreement).

1.42	“Steering Committee” means within thirty (30) days after the Effective Date, the Parties will establish a joint steering committee to oversee and manage the Parties activities under this Agreement. The Steering Committee will continue to be in effect throughout the term of the Agreement and will disband following termination of the Agreement.

1.43	“Territory” means as of the Effective Date any country of the European Union and the United States of America. MoonLake shall be entitled to include further countries into the Territory including, without limitation, China and Japan by written notice to Manufacturer provided (a) Manufacturer, acting reasonably, is able to fulfil any additional regulatory or other requirements of any such further country, and (b) MoonLake agrees to bear all additional costs of Manufacturer arising from the inclusion of any such further country.

1.44	“Third Party” means any person or entity other than MoonLake or Manufacturer or their respective Affiliates, shareholders, cooperation partners or finance providers.

1.45	“Trial” means the Phase III clinical trial of the Product conducted or sponsored by MoonLake.

1.46	“Trial Authorizations” means all regulatory and ethical authorizations and approvals required for the lawful conduct of the Trial by MoonLake or by a MoonLake’s designated third party.

1.47	“Trial Subject” means an individual enrolled into the Trial in accordance with the Protocol.

1.48	“Work Order” means MoonLake’s order for Manufacturing Runs which are part of the Development Services.

1.49	“Working Day” means a day other than Saturday or Sunday or a day that is a public holiday in the jurisdiction in which the Manufacturing Site is located.

1.50	Other Terms. The definition of each of the following terms is set forth in the section of the Agreement indicated below:

Defined Term	Section
Acceptance	9.3
Average Yield	5.11
Assignment Agreement	Preamble
Background IP	3.1
BCP	21
Consequential damages	18.3
Effective Date	Preamble
FDA	1.38
Firm Zone	4.2
Green Zone	4.2
KPIs	5.9
Manufacturer Background IP	3.1
Manufacturer Confidential Information	16.8
Manufacturing Problem	5.7
Manufacturing Problem Notice	5.8
Merck	Preamble
MoonLake Arising IP	3.2
MoonLake Background IP	3.1
Non-Escalable Dispute	22.1
Original CMO Agreement	Preamble
Payee	6.20
Payer	6.20
Payments	6.20
Product Event	15.1
Project Timelines	2.5
Purchase Order	4.5
Punitive Damages	18.3
REACH	13.11
Required Manufacturing Change	12.3
Rolling Forecast	4.1
Taxes	6.19
Technical Change	12.1
Third Party Claims	18.1

ARTICLE 2
MANUFACTURER’S OBLIGATIONS

2.1	Scope of the Agreement. Manufacturer agrees to provide MoonLake with both Development Services and Commercial Manufacturing Services including the manufacture and sale to MoonLake of Products ordered by MoonLake in accordance with ARTICLE 4 in consideration of MoonLake paying the Price for the Services.

2.2	Notwithstanding the execution of this Agreement, the commencement of certain Services described herein below is subject to and conditional on satisfaction or waiver by MoonLake of the following condition:

i.	For the start of the Commercial Manufacturing Services: (i) Manufacturer shall have successfully manufactured and supplied to MoonLake at least [***] [***] Batches without any major deviation from the Project Timelines and according to the Product Specifications, (ii) MoonLake Phase III Clinical Trials data package can support a successful BLA registration and (iii) MoonLake has decided to go on with the commercial manufacturing of the Products.

For the purpose of this Section 2.2 a major deviation from the Project Timelines herein consists of a delay from such Project Timelines equal to or longer than [***].

2.3	In case one of the conditions under Section 2.2 is not met, MoonLake shall have the right to terminate the Agreement in accordance with Section 19.2.

2.4	No General Terms and Conditions. The supply of the Product shall be exclusively governed by the terms and conditions of this Agreement. General terms and conditions of the Parties shall not apply even if mentioned by routine in a Work Order or Purchase Order of MoonLake or in any of Manufacturer’s order confirmations.

2.5	Project Timelines. Manufacturer will provide MoonLake with the Services within the Project Timelines indicated in Schedule 1 (“Project Timelines”).

2.6	Costs in relation to the transfer of manufacturing process. Manufacturer is currently performing a capacity expansion of its [***] facility. The additional [***] manufacturing capacity is expected to be available from [***] onwards. In the event that Manufacturer decides to transfer the manufacturing process for all or part of the Products to the new line, the costs in relation to the aforementioned transfer shall be shared as detailed in Schedule 2. In order to prepare for the aforementioned transfer, the concept for re-validation on the new line shall already be introduced by Manufacturer in the process validation plan prepared for the [***] manufacturing runs on the existing line.

2.7	Restrictions on Competing Products. During the Term, Manufacturer shall not manufacture on its own or for any Third Party or engage in the performance of services for a nanobody product targeting IL-17.

2.8	Standards Applicable to the Manufacture of the Product. Manufacturer shall manufacture the Products at the Manufacturing Site in accordance with Current Good Manufacturing Practice, the Specifications, the Manufacturing License, the Quality Agreement, MoonLake’s Labelling and all Applicable Laws relevant to the Manufacture of the Products and with personnel that are knowledgeable, qualified and trained to perform the activities required to Manufacture the Products in accordance with the terms and conditions of this Agreement.

2.9	Use of Affiliates and Subcontractors. Manufacturer may not, without the prior written consent of MoonLake, use Affiliates or Third Party sub-contractors to perform the Services. For any subcontract authorized by MoonLake, Manufacturer shall ensure that the subcontractor complies with the obligations and restrictions applicable to Manufacturer under this Agreement and shall further ensure that its subcontractor protects MoonLake’s interests in Confidential Information, MoonLake Background IP and MoonLake Arising IP. Manufacturer (a) shall manage the performance of the subcontractor at its sole cost and expense and (b) shall remain responsible to MoonLake for all acts and omissions of any subcontractor and the performance of those subcontracted activities just as though Manufacturer had performed them itself and for purposes of this Agreement such acts or omissions and the performance of those subcontracted Services shall be deemed to be Manufacturer’s. Manufacturer shall be MoonLake’s sole point of contact regarding the Services, including with respect to payment. MoonLake hereby agrees that the external [***] services will be provided by the service providers listed in the Quality Agreement, being Manufacturer’s sole subcontractor as of the Effective Date. For the avoidance of doubt, the costs for any external [***] services are not included in the Price for the Product and will be passed on to MoonLake plus a [***] handling fee.

2.10	Responsibility. Unless otherwise specified herein or expressly consented to in writing by MoonLake, as between the Parties, Manufacturer shall be solely responsible for performance of all Services necessary for MoonLake to be supplied with Products as agreed hereunder including the ordering and purchasing all of the Materials to enable Manufacturer to meet its manufacturing and delivery obligations under this Agreement.

2.11	Safety Stock. During the Term, Manufacturer shall maintain at all times a safety stock of Materials (list of Materials to be agreed in writing between the Parties) sufficient to meet the Manufacturing Runs set out in the Firm Zone, unless mutually agreed to in writing by MoonLake Manufacturer shall notify MoonLake immediately whenever the inventories of Materials become insufficient to Manufacture enough Product to meet the Manufacturing Runs set out in the Firm Zone. Manufacturer will pay the Materials. However, all Materials will then be invoiced by Manufacturer to MoonLake upon their receipt. Manufacturer shall send to MoonLake an invoice with a copy of the invoice paid by Manufacturer for the Materials. MoonLake shall pay this invoice within [***] after its receipt.

2.12	Development Services

(a)	Performance. Manufacturer shall perform the Development Services set out in Schedule 1 to this Agreement pursuant to and consistent with the terms of this Agreement, any applicable Specifications and Schedule 1, all reasonable written directions and instructions from MoonLake, generally accepted professional standards of care and all Applicable Laws of each country where Development Services shall be conducted, including without limitation cGMPs. Manufacturer shall perform all Development Services in a competent, professional and in a timely manner. Manufacturer shall perform all quality reviews, quality controls and process checks necessary in their performance of Development Services and as outlined in Schedule 1 in accordance with the quality standards agreed upon by MoonLake and Manufacturer in Schedule 1 and the Quality Agreement.

(b)	Purchaser Obligations. MoonLake shall provide to Manufacturer (in a timely manner) such assistance, information and co-operation as reasonably requested by Manufacturer in connection with the performance of the Development Services.

(c)	Change Orders. MoonLake may, from time to time, submit to Manufacturer a request for changes to Schedule 1. Unless, in Manufacturer’s reasonable judgment, Manufacturer can implement the requested changes without requiring additional Manufacturer time or resources and without affecting Manufacturer’s ability to maintain the Project Timeline, Manufacturer will implement the change at MoonLake’s expense. Manufacturer will provide MoonLake with a written change order proposal for the additional work, including: (i) price change, (ii) impact on Project Timelines, and (iii) revised Schedule 1, including additional requirements of MoonLake, if any. MoonLake may, at its discretion, accept or reject Manufacturer’s change order proposal. Each Party will use Commercially Reasonable Efforts to respond as expeditiously as possible to change order proposals.

(d)	Work Location. Manufacturer shall perform the Development Services to be provided under this Agreement at the location indicated in Schedule 1, or, if no such location is indicated, at the Manufacturing Site unless mutual agreement to the contrary has been made and stipulated by the Parties.

(e)	Project Staffing. Manufacturer shall perform the Development Services with highly qualified, trained and educated personnel knowledgeable and trained as appropriate for a particular Development Service in cGMPs, applicable regulatory requirements, fraudulent practices, project management, and pharmaceutical drug development and related services. Manufacturer is responsible for the training of its staff in order to maintain their knowledge to the standards of the industry and to perform their obligations under this Agreement and Schedule 1. All costs and expenses for such training will be fully paid by Manufacturer.

ARTICLE 3
INTELLECTUAL PROPERTY

3.1	Background IP. Each Party shall, at all times throughout and after the Term, remain the owner of any and all Intellectual Property that it owned (or was licensed to use) by the effective date of the signed CDA, and which Intellectual Property shall, for the purposes of this Agreement, be defined as “Background IP”. Manufacturer acknowledges that Intellectual Property relating to the Products shall remain vested solely and exclusively in MoonLake or its relevant Affiliate. MoonLake acknowledges that Intellectual Property relating to manufacturing processes, including testing and packaging, which are generally used at the Manufacturing Site (to the extent existing prior to the Effective Date, or developed independently of this Agreement without the use of MoonLake’s Confidential Information), shall remain vested in Manufacturer or its relevant Affiliate. For the purposes of this Section, Background IP vested in MoonLake (or its Affiliates) shall be defined as “MoonLake Background IP” and Background IP vested in Manufacturer (or its Affiliates) shall be defined as “Manufacturer Background IP”.

3.2	MoonLake Arising IP. Neither Manufacturer, its Affiliates, nor any of their respective subcontractors shall acquire any rights of any kind whatsoever with respect to the Products by conducting Manufacturing activities hereunder. All rights to any Intellectual Property (whether or not patentable) conceived (whether or not reduced to practice) in the performance of work conducted under this Agreement by Manufacturer’s or its Affiliates’ employees, or independent contractors, either solely or jointly with employees, agents, consultants or other representatives of MoonLake exclusively or primarily relating to the Products or the manufacturing, processing, testing, packaging, storing thereto, will be owned solely and exclusively by MoonLake (“MoonLake Arising IP”).

3.3	Use of Intellectual Property. Manufacturer will not use, or allow others to use, any MoonLake Background IP or MoonLake Arising IP for any other purpose than the Manufacture of the Products for MoonLake. MoonLake hereby grants Manufacturer and any Affiliates and subcontractors approved by MoonLake a non-exclusive and royalty free license for the term to use the MoonLake Background IP and MoonLake Arising IP to the extent necessary to Manufacture the Products under this Agreement. Manufacturer hereby grants MoonLake and its Affiliates an irrevocable, worldwide, non-exclusive, and royalty free license to use the Manufacturer Background IP to the extent necessary for MoonLake or its Affiliates to further manufacture, commercialize, distribute, market, export, sell and otherwise exploit the Products.

3.4	Assistance. Manufacturer shall fully cooperate in the preparation, filing, prosecution and maintenance of all trademarks, copyrights, patents or other Intellectual Property of any MoonLake Arising IP at MoonLake’s cost and expense. Such cooperation shall include execution of all papers and instruments appropriate so as to enable MoonLake to prepare, file, prosecute and maintain such rights in any country.

ARTICLE 4
FORECASTS AND ORDERS

4.1	Forecast. Provided that the condition under Section 2.2 has been met, in view of the performance by Manufacturer of the Commercial Manufacturing Services, MoonLake shall provide a rolling forecast for [***] (the “Rolling Forecast” or “RF”). The RF shall be updated on a [***] basis and shall be delivered by MoonLake to Manufacturer by [***] of each [***]. The minimum order size will be [***] Batches per campaign and the maximum order size will be [***] Batches per month, i.e. a Purchase Order for one (1) campaign consisting of [***] needs to be spread over [***]. In the event that the RF provides for more than [***] within [***], MoonLake and Manufacturer shall discuss a fully dedicated line with a [***] for MoonLake at the Manufacturer’s facility (“Dedicated Line”). This discussion is anticipated to be in [***]. Depending on MoonLake’s requirements of the Product, MoonLake and Manufacturer shall discuss a further fully dedicated line with a [***] for MoonLake at the Manufacturer’s facility. This further discussion is anticipated to be in [***]. MoonLake is aware that any dedicated line will have to be financed by MoonLake.

4.2	The first [***] of the RF (e.g. [***] to [***] of the following [***] in a RF provided on [***]) shall be broken down on a [***] basis. The first [***] thereof shall be firm and cannot be changed (“Firm Zone”). The [***] of the RF shall constitute a non-binding forecast (“Green Zone”), however, the first [***] of the Green Zone may only be changed [***], i.e. the number of Manufacturing Runs forecasted for the first [***] of the Green Zone cannot be [***] without prior agreement between the Parties. In case Manufacturer validly rejects an RF pursuant to the term as set out in article 4.3, MoonLake shall be entitled to provide within [***] after Manufacturer’s rejection a revised RF to be accepted or rejected by Manufacuturer pursuant to Art. 4.3. In case MoonLake does not provide a revised RF the consequence as set out in Art. 4.3 shall apply.

4.3	On or before [***] after receipt of the RF by Manufacturer, Manufacturer shall inform MoonLake in writing if it is able to fulfil such RF, whether related to the Firm Zone or Green Zone as depicted. If no notification is received by MoonLake within that [***] period then the RF shall be deemed to have been accepted by Manufacturer and shall be firm for Manufacturer and MoonLake as further set out in Article 4.2. and, for the avoidance of doubt, cannot be changed by Manufacturer unilaterally. The RF shall not exeed a total number of [***] in [***], and, provided that the additional [***] manufacturing capacity of a new line being under construction as per the signature date of this Agreement has been successfully commissioned in [***], [***] in [***] and [***] in [***]. From [***] onwards, the maximum number of Batches shall be the sum of (i) [***] at [***] and (ii) the capacity of the Dedicated Line ([***]). However, in the event of a successful commission of a further dedicated line ([***]), the maximum number of Batches shall be the sum of the capacity of the dedicated lines ([***] and [***]); beginning on the date of the successfull commission of the dedicated line with a [***]. Manufacturer shall not be entiled to reject a RF which complies with terms and conditions of this Agreement. For the avoidance of doubt, if a RF of MoonLake exceeds the maximum number of Batches as set out in Art. 4.1 and/or 4.3, Manufacturer shall only be entitled to reject the number of Batches exceeding the agreed maximum (and not the whole RF). The content of the RF that has not been validly rejected by the Manufacturer, i.e. the remaining content of the RF, shall automatically be deemed to be accepted by the Manufacturer as well as by MoonLake, unless MoonLake has provided Manufacturer with a revised RF as set out in Art. 4.2. Upon agreement of a RF Manufacturer shall submit to MoonLake on or before [***] a plan for Product delivery and tentative production schedule for the [***] of the RF. During the RF negotiations, the Parties shall also discuss any implications with regard to the residual shelf life of Product to be delivered under such RF.

4.4	In the event the Manufacturer cannot fulfil any part of a RF relating to the Green Zone, then the Parties shall discuss and agree on quantities and delivery dates of Product which are mutually acceptable. Manufacturer shall be obliged to supply MoonLake with commercial supply of the Product in accordance with the agreed upon RF.

4.5	Orders of Manufacturing Runs for commercial purposes - Purchase Orders. Provided that the condition precedent under Section 2.2 is met and the Commercial Manufacturing Services start, MoonLake shall throughout the Term, order Manufacturing Runs by delivering purchase orders to Manufacturer (each such order being referred to as a “Purchase Order”). Each Purchase Order shall, unless otherwise agreed between the Parties, specify the number of Manufacturing Runs ordered and the required Delivery Date which shall be at least [***] after the date of receipt of the Purchase Order by Manufacturer. Unless otherwise agreed, MoonLake’s Purchase Order must allow for a Manufacturing in maximum [***]campaigns per calendar year.

4.6	Manufacturer’s Response to Purchase Orders. Purchase Orders under Section 4.5 above shall be issued by MoonLake either electronically or by such other means, and to such location or contact person or system, as Manufacturer shall specify in writing. Manufacturer shall respond to each such Purchase Order received from MoonLake within [***] from receipt. Provided that (i) the number of Manufacturing Runs ordered by MoonLake does not exceed the number of Manufacturing Runs forecasted for the respective [***] in accordance with Sections 4.1 and 4.2 above, (ii) the Purchase Order allows for a Manufacturing in maximum [***] per [***], (iii) MoonLake complies with the above lead time of [***] under Section 4.5 and (iv) MoonLake’s Purchase Order otherwise complies with this Agreement, Manufacturer shall accept the Purchase Order and its response shall include confirmation of the number of Manufacturing Runs and the Delivery Date. Deliveries confirmed by Manufacturer shall not occur later than [***] from the date indicated in the relevant Purchase Order. A failure of MoonLake to issue a Purchase Order shall not affect MoonLake’s obligations to purchase the quantities set forth in the Firm Zone and, accordingly, in the event of any such failure, the missing Purchase Order shall be deemed issued by MoonLake. For the avoidance of doubts, in the event MoonLake cancels a Purchase Order issued or deemed issued within the Firm Zone, MoonLake shall pay [***] of the Price of each cancelled Purchase Order.

4.7	Orders of Manufacturing Runs during the development phase - Cancellation of Work Orders. In the context of the Development Services MoonLake shall order the Manufacturing Runs by issuing specific Work Orders to Manufacturer. Each Work Order shall, unless otherwise agreed between the Parties, specify the number of Manufacturing Runs ordered and the required Delivery Date reflecting the timeline under Schedule 1. Each Work Order shall be issued and sent to Manufacturer at least [***] prior the Delivery Date of the Manufacturing Runs indicated in such Work Provided that Work Orders are in line with the number of Batches agreed under Section 2.2 (i) the timelines set forth in Schedule 1, Work Orders issued by MoonLake under this Section 4.7 at least [***] prior the Delivery Date of the Manufacturing Runs indicated in such Work Order shall be accepted the Manufacturer within [***] from the receipt of the Work Order.

4.8	MoonLake may cancel a Work Order without any obligation or incurring any liability to manufacture at the latest [***] prior to the Delivery Date. If notice of the cancellation or reduction is given by MoonLake less than [***] prior to the Delivery Date, MoonLake shall be obliged to make the following payment to Manufacturer:

(a)	If notice is given by MoonLake between more than [***] and less than [***] prior to the Delivery Date, MoonLake shall pay [***] of the Price for each cancelled Manufacturing Run.

(b)	If notice is given by MoonLake between [***] to [***] prior to the Delivery Date, MoonLake shall pay [***] of the Price of each cancelled Manufacturing Run

(c)	If notice is given by MoonLake less than [***] prior to the Delivery Date, MoonLake shall pay [***] of the Price for each cancelled Manufacturing Run.

4.9	Reallocation of Manufacuring Runs in case of cancellation of Purchase Orders and Work Orders. Manufacturer shall use Commercially Reasonable Efforts to re-allocate the manufacturing slot for any such cancelled Manufacturing Run (whether set out in a Work Order or Purchase Order) to customers of Manufacturer for non GMP or GMP Batches, and/or shall consider in good faith a proposal of an alternative project or use for the manufacturing slot by MoonLake and/or its Affiliates; and if Manufacturer successfully re-allocates the manufacturing slot, MoonLake shall not be required to make any of the payments above but only for Materials purchased for the cancelled Manufacturing Run which cannot be used for a later Manufacturing Run as well as for any other non-cancellable costs of Manufacturer plus [***] of the Price for each cancelled Manufacturing Run as reasonable compensation for the additional work for re-allocation of Manufacturing Run(s) and adaptations of Manufacturer’s internal planning tools.

4.10	Addressees for Correspondence. All Forecast Schedules, Purchase or Work Orders, written confirmation of Purchase or Work Orders and other notices contemplated under this ARTICLE 4 shall be sent to the attention of such Party as set forth in Section 23.10, or such persons as each Party may identify to the other in writing from time to time.

ARTICLE 5
DELIVERY OF PRODUCT

5.1	Delivery. Manufacturer shall provide MoonLake with authorized electronic copies of the [***] records, the [***], the [***], and when applicable, the [***] at each time point and the invoice for each Manufacturing Run in accordance with the Delivery Terms on the Delivery Date specified in the relevant Work Order or Purchase Order confirmed by Manufacturer pursuant to ARTICLE 4 above. For the avoidance of doubt, punctual “delivery” in terms of this Agreement by Manufacturer does not require the pick-up of the stored Product by MoonLake but shall occur upon Manufacturer providing the above mentioned documents to MoonLake. As defined in Section 7.2, in case Manufacturer will store Product [***] at MoonLake’s demand at Manufacturer’s premises, payment process will be triggered at the reception of the Batch Documentation.

5.2	Sample Analysis by Merck for [***] production campaign. Delivery dates set out in a Work Order for Development Services include [***] for the results of the sample analysis performed partly by Merck in accordance with the Manufacturing Process. Any delay of Merck as a contract lab for analytical testing may lead to a potentially much longer delay of the delivery of the respective Batch, in particular if Merck misses the slot reserved at Manufacturer for the final review of the Batch Documentation. Manufacturer shall not be responsible for any delay caused by Merck failure to perform sample analysis within [***]. Upon Merck’s notice that sample analysis may be delayed by a certain number of days or weeks, Manufacturer shall inform MoonLake whether and, if so, to what delay of the delivery of the respective Batch this will lead. If a slot for the final review of the Batch Documentation at Manufacturer is missed due to Merck’s delay, Manufacturer shall use the next free slot.

5.3	Title; Risk of Loss. Risk and title in the Products shall remain with Manufacturer until delivered in accordance with the Delivery Terms at which point it shall pass to MoonLake.

5.4	Accompanying Documentation. With each shipment of Product, Manufacturer shall provide MoonLake with the documentation set forth in the Quality Agreement.

5.5	Retention of Samples. Provisions covering Manufacturer’s obligation to store and retain appropriate samples (identified by Batch number) of Products that it supplies to MoonLake and access by MoonLake to the same are set forth in the Quality Agreement.

5.6	Late Delivery. Without prejudice to the MoonLake’s rights and Manufacturer’s obligations under this Agreement, in the event that the Manufacturer is unable to fulfil the Services, regardless of whether such Services are Development Services or Commercial Manufacturing Services, within the timelines defined under this Agreement, it shall notify MoonLake as soon as possible and the Parties will work together to agree a mutually acceptable resolution. If conforming Product is not received by MoonLake within [***] from the Delivery Date, except where Manufacturer can reasonably demonstrate that the delay is not due to its fault (e.g. unavailability of Materials), then MoonLake shall have the right to claim from Manufacturer payment of a late performance penalty equal to [***] of the Price of such delayed Manufacturing Run per each calendar day beyond the above [***] grace period, up to a total amount of [***] of the Price of such delayed Manufacturing Run in total. The foregoing amounts may be deducted by MoonLake from any amounts invoiced to MoonLake. The rights and remedies contained in this Section 5.6 are non-exclusive and without prejudice to MoonLake’s right to terminate this Agreement pursuant to Section 19.8 or any other remedy under this Agreement, however, the above late delivery penalty shall be deducted from any claim of MoonLake for damages arising from late delivery of a Batch by Manufacturer.

5.7	Manufacturing Problem. In the event that Manufacturer or MoonLake becomes aware of any matter, circumstance or event which (i) would reasonably be expected to give rise to a material delay in the shipment of Product; (ii) reasonably indicate that the quality standards set forth herein and in the Quality Agreement have been materially compromised or (iii) may reasonably give rise to a material breach hereunder or the right of MoonLake to terminate this Agreement under ARTICLE 19 (each a “Manufacturing Problem”), Manufacturer shall promptly give written notice to MoonLake of such Manufacturing Problem, the cause thereof, the anticipated length of such Manufacturing Problem, and the action to be taken to reduce, minimize or remove the adverse effects of any such Manufacturing Problem. Within [***] of receipt of the notice given pursuant to this ARTICLE 5, MoonLake and Manufacturer shall meet with a view to agreeing to any actions necessary to ensure that no interruption to supply or shortfall in quantities of any Product occurs. For purposes of clarity, a Manufacturing Problem which shall give rise to the remedies set forth in this ARTICLE 5 includes, but is not limited to, (i) receipt by Manufacturer of a warning letter from a Regulatory Authority or a FDA Form 483 affecting a Product, (ii) continuous errors or inadequacies in batch processing or documentation as determined by MoonLake in its sole discretion, (iii) circumstances which could in the reasonable opinion of MoonLake likely lead to a warning letter from a Regulatory Authority and (iv) delivery of one or more Batches which do not meet quality standards for the Product as set forth under this Agreement, the Quality Agreement, cGMPs, the Specifications or Applicable Laws.

5.8	Manufacturing Problem Remediation. In the event that MoonLake or the Manufacturer becomes aware of a Manufacturing Problem, the knowledge Party shall give written notice to the other Party of such Manufacturing Problem (the “Manufacturing Problem Notice”).

(a)	In addition to the actions contemplated in the Quality Agreement, MoonLake shall have the right to physically inspect such areas of the Manufacturing Sites that relate to the Manufacturing Problem and Manufacturer shall provide MoonLake with reasonable access to all relevant equipment, process, records, appropriate quality system documents and personnel (wherever located) of Manufacturer associated with the Manufacturing Problem.

(b)	Within [***] of receipt of the Manufacturing Problem Notice, the Steering Committee shall meet with a view to agreeing on remedial actions in good faith discussions.

(c)	In the event that the Steering Committee cannot agree on remedial actions for the Manufacturing Problem within [***] of receipt of the Manufacturing Problem Notice, each Party shall have the right to request that an independent expert examines the root cause for the Manufacturing Problem and renders a respective expert opinion. As soon as possible, the Parties shall agree on an appropriate independent expert to be engaged by MoonLake.

(d)	The fees of the independent expert shall be paid by the Party against whom the independent expert’s decision is made.

(e)	If the Parties or the independent expert (as the case may be) acknowledges that the Manufacturing Problem cannot be cured within a period of [***] following the Manufacturing Problem Notice and results in a supply shortage in the Territory, MoonLake shall have the right to initiate the technology transfer with regard to the Product(s) affected by the Manufacturing Problem and this Agreement shall terminate upon successful completion of the technology transfer.

(f)	Any and all reasonable costs in fulfilling the technology transfer contemplated by this Section 5.8 shall be borne by Manufacturer except where Manufacturer can reasonably demonstrate that the Manufacturing Problem is not due to its fault (e.g. unavailability of Materials or equipment). Nothing contained in this Section 5.8 shall limit any rights or remedies that may be available to MoonLake on account of any failure of Manufacturer to supply the Product hereunder.

5.9	Key Performance Indicators. The Parties agree to measure Manufacturer’s performance of its Commercial Manufacturing Services through the establishment of Key Performance Indicators (“KPIs”). The KPIs will be defined and discussed in good faith after the completion of the [***] on one of the [***] lines and will be integrated into this Agreement by way of written amendment signed by both Parties. As long as Manufacturer only delivers up to [***] commercial Batches per year, Manufacturer shall provide MoonLake with [***] reports out of its performance based on the KPIs. From [***] Batches per year, the reports should occur [***]. The Parties may agree on additional KPIs by means of an amendment to this Agreement. The Parties shall agree upon the relative importance of the KPIs by classifying each KPI with a designation of “[***]”, “[***]” or “[***]”. The Parties shall agree in good faith by [***] of each [***], (beginning with the [***] of production of commercial batches), the performance level objectives of Manufacturer for the following [***]. The performance level objectives shall be established for individual KPIs and for overall performance and on the basis of actual, past performance, and shall be expressed in measurable values. In addition, minimum acceptance levels shall be agreed upon for all critical KPIs and for overall performance. Manufacturer shall use all Commercially Reasonable Efforts to ensure that its performance does not fall below these minimum acceptance levels. Notwithstanding Manufacturer’s use of all Commercially Reasonable Efforts, if at any time Manufacturer’s overall performance or performance for critical KPIs falls below the established minimum acceptance levels, Manufacturer shall promptly take corrective action to cure such under-performance.

5.10	Process Improvements and Sharing of Costs Efficiencies. Manufacturer shall monitor potential cost and quality improvements, including by seeking productivity improvements, by minimizing waste and improving yields, by purchasing quality materials at lower cost, by improving manufacturing processes, by streamlining organizational processes and by reducing cycle times and lead times. [***] per [***] during the Term, the Parties shall meet to discuss potential improvements identified by Manufacturer. MoonLake shall decide whether or not to implement at MoonLake’s costs necessary changes to achieve the potential improvements. The Parties shall share [***] of any cost savings so achieved.

5.11	Average Yield. After the Manufacture of the first [***] successful Manufacturing Runs for validation and commercial purposes, the Parties shall calculate the average yield (“Average Yield”) of such [***] Manufacturing Runs, disregarding [***]. As from the [***] Manufacturing Run, the price per Manufacturing Run set out in Section 6.2 below shall be adjusted as follows: if the average yield of all Manufacturing Runs in a campaign is more than [***] higher or lower than the Average Yield, the price for all Manufacturing Runs of such campaign shall be increased or reduced by applying a surcharge or discount, as the case may be, of [***] the percentage points beyond such [***] range, e.g. if the average yield of all Manufacturing Runs of a campaign is [***] below the Average Yield, a discount of [***] shall apply for Manufacturing Runs of such campaign. For the avoidance of doubt, in case the investigation of the low yield shows a technical failure due to Manufacturer’s fault, then the price for all Manufacturing Runs of such campaign will be reduced by the difference below the [***], i.e, if the average yield of all Manufacturing Runs of such campaign is [***] below the Average Yield, a discount of [***] shall apply for all Manufacturing Runs of such campaign. Price [***] will be discussed and implemented once sufficient data are available.

ARTICLE 6
PRICE

6.1	Development Services. In consideration of the performance by Manufacturer of the Development Services, MoonLake shall pay Manufacturer the amounts specified in Schedule 1.

6.2	Commercial Manufacturing Services. In consideration of each Manufacutring Run MoonLake agrees to pay to Manufacturer the following amounts:

-	for each of the [***] Manufacturing Runs in a [***] (based on the agreed Delivery Date), the price as set out in Schedule 1 (“Price 1”);

-	for each of the [***] to [***] Manufacturing Run in a [***] (based on the agreed Delivery Date), the Price 1 less a discount of [***] (“Price 6”);

-	for each of the following [***] to [***] Manufacturing Run in a [***] (based on the agreed Delivery Date), the Price 6 less a discount of [***] (“Price 11”), and

-	for each Manufacturing Run that is following the [***] Manufacturing Run in a [***] (based on the agreed Delivery Date), the Price 11 less a discount of [***] (“Price 16”).

All the above mentioned Prices include production costs, Batch Documentation and IPC testings as well as any further services expressly mentioned in Schedule 1, if any. Any additional analytical services, if any, are at additional costs as set out in this Agreement.For the avoidance of doubt, section 6.18 (indexation) shall apply also to the Prices as set out in Schedule 1.

6.3	Milestone Payments. For Development Services, the consideration shall be paid as follows:

-	[***] at the start of the work,

-	[***] upon completion of the work;

-	[***] upon completion of the reporting.

For Commercial Manufacturing Services, the consideration shall be paid as follows:

-	[***] at the start of the work,

-	[***] at the start of the down-stream process;

-	[***] upon final release and acceptance of the deliverables (batch/final report).

Payment term of 60 days after invoice date. Invoice date shall not be earlier than Purchase Order date.

6.4	Raw Materials and Consumables. Costs of Materials and consumables to be used by the Manufacturer in the performance of the Services are not included in the fees under Sections 6.1 and 6.2 and shall be passed on to MoonLake at cost plus [***] handling fee. Costs of [***] shall be passed on to MoonLake at a cost plus [***]. MoonLake is aware that the consumption and prices of Materials and consumables vary from Manufacturing Run to Manufacturing Run. If an increase of total costs of Materials or consumables by more than [***] occurs, Manufacturer will give MoonLake sufficient and detailed information about the increase in costs for such Materials or consumables to reasonably demonstrate that the increase of the costs is justified. Upon request of MoonLake, Manufacturer will share the specific supplier invoices of such Materials or consumables.

6.5	Packing and Qualification of Columns. Manufacturer shall be entitled to charge for the packing and qualification of each column a lump-sum price according to Schedule 1. Costs for spare parts for the columns are not included and shall be passed on to MoonLake at cost plus a [***] handling fee.

6.6	Filling of Stability Samples. Manufacturer shall be entitled to invoice for the filling of stability samples required for the performance and testing of stability studies the price according to Schedule 1. The costs for external testing ([***]) and transport of analytical samples and stability samples are not included and shall be passed on to MoonLake at cost plus [***] handling fee.

6.7	Annual Product Review. Manufacturer shall be entitled to charge for the annual product review a price according to Schedule 1.

6.8	Project Management. Manufacturer shall be entitled to charge for overall project management services a price according to Schedule 1.

6.9	Regulatory Support. Manufacturer shall be entitled to charge for regulatory support as set out in Schedule 1.

6.10	External Analytical Testing. Costs of external analytical testing for [***], [***] and [***] are not included and shall be passed on to MoonLake at cost plus a [***] handling fee.

6.11	Transport of the Samples. In the event Manufacturer organizes the transport of the samples to MoonLake or any Third Party including Manufacturer’s subcontractors, transport costs shall be passed on to MoonLake at cost. Manufacturer shall bear the risk of loss during the transport of samples to/from its subcontractors. MoonLake shall bear the risk of loss during any other transport of samples starting from the moment Manufacturer hands over a sample to the courier service, including but not limited to the transport from Manufacturer to MoonLake.

6.12	Storage of Columns. Manufacturer shall be entitled to charge MoonLake for storage of columns that are not used during [***] consecutive [***] according to Schedule 1.

6.13	Potential Extra Costs. In addition to the above, Manufacturer shall be entitled to charge MoonLake costs and expenses of (i) changes to documentation, e.g. due to a request of a Regulatory Authority, (ii) the potential requirement of an [***] before production of the Drug Substance, (iii) reporting in the context of the continuous process verification (iv) concurrent lifetime and hold time studies (reports) for [***] and [***], and (v) any stability study.

6.14	Costs of Process-Dedicated Equipment. Where the performance of the Services requires Manufacturer to purchase any process-dedicated equipment (such as [***]) and when MoonLake consents in writing to it in advance, such consent not to unreasonably withheld, delayed or conditioned, Manufacturer shall be responsible for purchasing such process-dedicated equipment, for the implementation of such process-dedicated equipment at its facilities as required for the purposes of the Services, and for qualifying and maintaining such process-dedicated equipment. Manufacturer shall only purchase such process-dedicated equipment upon prior approval by MoonLake, for which Manufacturer shall provide MoonLake with a quotation from its supplier. MoonLake shall be responsible for any delay in the performance of the Services caused by a failure on the part of MoonLake to approve the purchase of such process-dedicated equipment within a reasonable time from being requested to do so by Manufacturer. Manufacturer shall also include the costs of such process-dedicated equipment as a separate item plus a [***] handling fee in its invoices for the Services. It is understood and agreed that, upon MoonLake paying the invoice that itemizes such process-dedicated equipment, MoonLake shall become the owner of such process-dedicated equipment, but shall allow Manufacturer to use such process-dedicated equipment for the purposes of the Services. Any process-dedicated equipment shall be used only for the purposes of the Services, and shall promptly be returned to MoonLake upon termination of this Agreement for any reason. Notwithstanding the above, Manufacturer has purchased the first set of [***] at its own expense. In the event MoonLake does not order any commercial Batches under this Agreement, Manufacturer shall be entitled to invoice to MoonLake such first set of [***] at [***].

6.15	Storage. Manufacturer shall be entitled to charge MoonLake for the storage of Products in accordance with the Storage Agreement, however, only after the first [***] of storage (“Free Storage Period”) of Products. The Free Storage Period does not apply to commercial Batches.

6.16	Travelling Costs. MoonLake shall reimburse travelling expenses as may be reasonably incurred by Manufacturer in the course of the direct performance of the Services provided that (i) such expenses have been previously agreed upon in writing by MoonLake; (ii) such expenses will be based on 2nd class/economy class travel for all travels within Europe, unless agreed to otherwise in advance and in writing by MoonLake (with expenses for travel outside Europe to be agreed in advance and in writing); and (iii) that the reimbursement requests are accompanied with appropriate supporting evidence of such expenses.

6.17	Agreed Hourly Rate. The initial Agreed Hourly Rate is described in Schedule 1.

6.18	Indexation. Except for pass-through costs, all amounts payable to Manufacturer under this Agreement as well as the Agreed Hourly Rate shall be revised upwards or downwards each year in accordance with the increase or decrease, as the case may be, of the overall German consumer price index (Verbraucherpreisindex insgesamt) published by the German Federal Statistical Office (Statistisches Bundesamt) on their official website (https://www.destatis.de) from January of the previous year to January of the then current year (Veränderungsrate zum Vorjahresmonat in %) and invoices from Manufacturer to MoonLake from April onwards shall take such increase or decrease into account, e.g. if such index increases by zero point nine percent (0.9%) between January 2022 and January 2023, all amounts payable to Manufacturer which are invoiced on or after 1 April 2023 shall also increase by zero point nine percent (0.9%). However, the yearly increase or decrease cannot exceed [***]. Manufacturer shall not be entitled to delay an invoice in order to charge the new increased amount instead of the applicable old amount. This clause shall apply for the first time as per [***], taking into account change of the German consumer price index from [***] to [***] and thereafter on a yearly basis.

6.19	Taxes. All payments under the Agreement are deemed exclusive of VAT or any other indirect taxes; The invoicing Party shall, if required under applicable laws & regulations, add VAT or any other indirect taxes to the Price at the prevailing rate under applicable laws & regulations; the invoicing Party shall also fulfill all material and formal conditions required from the invoicing Party under applicable laws & regulations to ensure a refund of the VAT or any other indirect taxes charged to the invoiced Party provided a refund is available to the invoiced Party under applicable laws & regulations.

6.20	Tax Withholding. The amounts payable by one Party (the “Payer”) to another Party (the “Payee”) pursuant to this Agreement (“Payments”) shall not be reduced on account of any Taxes unless required by law. The Payee alone shall be responsible for paying any and all Taxes (other than withholding Taxes required to be paid by the Payer) levied on account of, or measured in whole or in part by reference to, any Payments it receives. The Payer shall deduct or withhold from the Payments any Taxes that it is required by law to deduct or withhold. Notwithstanding the foregoing, if the Payee is entitled under any applicable Tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding Tax, it shall promptly deliver to the Payer or the appropriate Governmental Authority (with the assistance of the Payer to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the Payer of its obligation to withhold Tax, and the Payer shall apply the reduced rate of withholding, or dispense with the withholding, as the case may be. If, in accordance with the foregoing, the Payer withholds any amount, it shall make timely payment to the proper Governmental Authority of the withheld amount, and send to the Payee reasonable proof of such payment within sixty (60) days following that payment. If Taxes are paid to a tax authority, each Party will provide the other such assistance as is reasonably required to obtain a refund of Taxes withheld, or obtain a credit with respect to Taxes paid.

ARTICLE 7
INVOICES AND PAYMENT

7.1	Invoices. Manufacturer shall invoice MoonLake in accordance with ARTICLE 6. Each invoice shall specify the Price in respect of the Products delivered, the quantity of Batches of the Products delivered and the amount of sales, use, value added, excise or equivalent indirect tax due in respect of the Products delivered and the Purchase Order reference number. Manufacturer’s invoices shall comply with all Applicable Laws.

7.2	Payment of Invoices. MoonLake shall pay the invoices issued by Manufacturer in Euro within [***] from the date of receipt of the invoice by electronic transfer to the account nominated in writing by Manufacturer, except in case of any Product rejected in accordance with ARTICLE 9. In case of rejection, the term of payment will start once the delivery is accepted by MoonLake. In case Manufacturer will store Product free of charge at MoonLake’s demand at Manufacturer’s premises, payment process will be triggered at reception of the Batch Documentation.

ARTICLE 8
QUALITY ASSURANCE

8.1	Validation Studies. Manufacturer shall perform validation studies as agreed between the Parties in writing, or to the extent required by the Specifications, cGMP or Applicable Laws to manufacture the Products at the Manufacturing Site at [***].

8.2	Analytical Reference Standards. MoonLake shall provide, without charge to Manufacturer, analytical reference standards for the Products. The reference standards shall be provided in quantities reasonably required for Manufacturer to perform its obligations relating to the manufacture, stability testing or any other testing of the Products under this Agreement.

8.3	Technical and Quality Matters. The respective responsibilities of each Party in relation to technical and quality matters connected to the performance of the Services are further set out in the Quality Agreement.

8.4	Release Testing. Prior to release of the Products to finished goods inventory, Manufacturer shall test the Products in accordance with the testing procedures for bioburden (external lab), content by [***] described in the Specifications. All other release testing procedures will be performed by MoonLake.

8.5	Man-in-Plant. Manufacturer agrees that, at MoonLake’s option, MoonLake representatives may be present at the Manufacturing Site (including adequate temporary desk space and other reasonable resources available to these representatives during the periods they are at the Manufacturing Site) during the performance of certain Services and manufacturing of Product(s) for the purposes of inspecting the manufacturing of the Product(s) and all associated records in connection therewith. Any MoonLake employees who are present at the Manufacturing Site shall comply with Manufacturer’s site regulations and rules. The MoonLake representative, if present, does not have responsibility for the supervision of Manufacturer’s personnel or the manufacturing of the Product(s). However, if at any time the MoonLake representative thinks that Manufacturer is operating in a manner not compliant with the know-how or which could adversely affect the manufacturing of Product(s), he/she may recommend that Manufacturer cease operations until such condition is remedied.

ARTICLE 9
DEFECTIVE PRODUCTS AND DEFECTIVE SERVICES

9.1	Warranty. Subject to Section 18.3, Manufacturer warrants to MoonLake that at the time of delivery of any Batch of the Product: (i) as far as Services performed by Manufacturer, its Affiliates and/or subcontractors are concerned, the Batch will have been manufactured in accordance with the relevant conditions applicable hereunder as specified in the relevant Work Order or Purchase Order; (ii) each Batch will only be released by Manufacturer if it has passed the Quality Control Procedure conducted by Manufacturer and MoonLake whereby Manufacturer may, in the process of its Quality Control Procedure, unconditionally rely on all data provided by MoonLake; (iii) as far as Services performed by Manufacturer, its Affiliates and/or subcontractors are concerned the Batch will be manufactured using and in accordance with the Manufacturing Process and in accordance with cGMP, the Services Related Requirements of the Specifications, the provisions of the Quality Agreement and Applicable Laws. Further, Manufacturer warrants and represents to MoonLake (i) that, during the term of this Agreement, Manufacturer will have obtained and maintained such approvals and licenses as may be required under applicable laws, rules, regulations and requirements to operate its manufacturing facilities for the purposes contemplated by this Agreement, and (ii) as far as Services performed by Manufacturer, its Affiliates and/or subcontractors are concerned that Batch Documentation shall be generated and stored in accordance with cGMP, the Services Related Requirements of the Specifications, the provisions of the Quality Agreement and Applicable Laws.

9.2	Non-conforming Batch. Where Manufacturer or MoonLake, through own sample analysis before delivery of a Batch, finds that any Batch fails or will fail to comply with any Product Related Requirements of the Specifications, including but not limited to the release specifications (i) Manufacturer or MoonLake, as the case may be, shall notify the other Party thereof within [***], (ii) Manufacturer shall not deliver the Batch, (iii) Manufacturer shall, upon request by MoonLake in case Manufacturer had not already provided samples, promptly provide MoonLake with samples of the Batch in order to allow MoonLake to perform its own analysis of the failed Batch; (iv) at the latest within [***] of the first notification, Manufacturer shall provide MoonLake with a written report summarizing results of Manufacturer’s investigation of the cause of such failure, and (v) the Parties shall thereafter discuss in good faith said failure and consider which optimization or correction shall be implemented by Manufacturer in order to perform another Batch, which additional Manufacturing Run, if mutually decided, shall be subject to the execution of a written amendment to the respective Work Order or Purchase Order which shall set forth the new terms and conditions or such additional Manufacturing Run. In case the non-compliance of said Product is determined to have arisen from Manufacturer’s breach of the warranties set out in Section 9.1, Sections from 9.6 to 9.9 shall apply. In case the non-compliance of said Product is determined not to have arisen from Manufacturer’s breach of the warranties set out in Section 9.1, MoonLake may request Manufacturer to perform, at MoonLake’s sole cost, an additional Manufacturing Run and produce a new cGMP Batch replacing the rejected cGMP Batch as soon as reasonably possible. Notwithstanding the foregoing, MoonLake shall have the unfettered right to discretionary decide not to perform an additional production Service. For clarity: MoonLake shall pay Manufacturer the applicable Price for a Manufacturing Run despite the fact that a non-conforming Product was generated unless such non-compliance was caused by Manufacturer’s breach of the warranties set out in Section 9.1 and rejected by MoonLake in accordance with Section 9.6. In case the non-compliance of said Product is determined to have arisen from Manufacturer’s failure to perform the Services in accordance with the warranties set out in Section 9.1, Section 9.6 shall apply. In case the reason for the non-compliance cannot be determined, MoonLake shall pay Manufacturer [***] of the applicable Price for the respective Manufacturing Run.

9.3	Acceptance, Rejection of Product. MoonLake will notify Manufacturer in writing of its acceptance or rejection of any shipment of Product hereunder within [***] of the [***] receipt of any [***], including but not limited to the [***], and within [***] of the [***] receipt of [***] to MoonLake or to the third party designated by MoonLake or, in the case of any defects not reasonably susceptible to discovery upon receipt, within [***] after discovery by MoonLake or third party designated by MoonLake. For clarity: the aforementioned notice periods shall in any case not start during storage of the containers containing the Product at Manufacturer as the containers containing the Product need to be physically received by MoonLake or a third party designated by MoonLake. MoonLake has no obligation to accept such Products if they do not comply with any warranty set out in Section 9.1. In the absence of any such written notification of MoonLake to Manufacturer within the applicable time period set out above, containing in reasonable detail the reasons of the non-conformance, the applicable Product shall be deemed to comply with and accepted by MoonLake (“Acceptance”). Upon receipt of a Product, MoonLake shall retain full control and title to the relevant Product and shall transport and store (or shall ensure that the third party designated by MoonLake shall transport and store) such Product under appropriate and controlled conditions compliant with cGMP requirements. Any other use or processing of such Product by or on behalf of MoonLake [***] shall be at the sole risk, responsibility and expense of MoonLake and shall constitute an unconditional Acceptance of such Product. This Section 9.3 shall apply to both (i) the shipment of the Batch Documentation to MoonLake as well as (ii) the shipment of the Product itself. In the former event, the Acceptance relates to the Batch Documentation, i.e. the compliance of the Product with any warranty as set out in Section 9.1, while in the latter event the Acceptance relates to the primary packaging of the Product.

9.4	Resolution of Dispute as to Whether a Product is Non-Conforming. The Parties shall cooperate in good faith to determine whether a rejection of Product is appropriate. If the Parties disagree, a sample of the rejected Product and a sample retained by Manufacturer shall be exchanged between MoonLake (or a third party designated by MoonLake reasonably acceptable to Manufacturer) and Manufacturer for a counter-check. If such counter-check does not resolve the dispute, a sample of the rejected Product and a sample retained by Manufacturer shall be submitted to an independent, qualified Independent Expert that is mutually acceptable and selected by Manufacturer and MoonLake promptly in good faith. Such Independent Expert shall determine whether the rejected deliverable met the warranties set out in Section 9.1 at the time of delivery by Manufacturer to MoonLake or to the third party designated by MoonLake, as applicable and such Independent Expert’s determinations shall be final, binding upon the Parties and determinative for purposes of this Agreement. The Party against whom the Independent Expert rules, shall bear all costs of the Independent Expert.

9.5	Conforming Product. If the Parties have agreed, or if the Independent Expert determines that the Product was conforming in all respect with the warranties set out in Section 9.1 at the time of delivery by Manufacturer then such Product shall be deemed to have been accepted by MoonLake, and MoonLake shall make the final payment therefor in accordance with ARTICLE 6 .

9.6	Non-Conforming Product. If the Parties have agreed or if the Independent Expert determines that the Product was not conforming to the warranties set out in Section 9.1 at the time of delivery by Manufacturer then such Product shall be deemed to have been rejected by MoonLake, and Manufacturer shall refund to MoonLake all payments made by MoonLake therefore in accordance with ARTICLE 6 .

9.7	Responsibility of Manufacturer. For the avoidance of doubt, Manufacturer shall not be responsible for (and MoonLake shall pay the Price for such Manufacturing Run in full) if the reason for the non-compliance of the Product is for any other reason but for a breach of the warranties set out in Section 9.1, such other reason being for example [***]. Accordingly, Manufacturer shall also not be responsible for any delay or non-performance of Services of Manufacturer caused by reasons outside of Manufacturer’s responsibility (e.g. [***]), if Manufacturer took all reasonable actions to prevent such delay or non-performance of the Services.

9.8	Sole Remedy. It is specifically agreed that, in addition and without prejudice to what is set out in Sections 5.6, 18.1 and ARTICLE 19, the actions described in this ARTICLE 9 shall be the sole remedy of MoonLake in the event any Product supplied by Manufacturer in the context of Commercial Manufacturing Services fails to conform to the warranties set out in Section 9.1. The limitation of remedies set out herein shall not apply in case of failure by the Manufacturer to perform its obligations hereunder due to the Manufacturer’s wilfull misconduct or gross negligence unless (i.e. the limitation shall apply) Manufacturer’s gross negligence in the performance of its obligations hereunder has resulted into a Defect in a Batch ordered by MoonLake and Manufacturer, at MoonLake’s request, offers and succesfully performs at its own costs a new Manufacturing Run under the terms and conditions of Section 9.9.

9.9	Defective Services. In the event that Manufacturer is not properly performing Development Services pursuant to this Agreement, except where Manufacturer can reasonably demonstrate that such malperformance is not due to its fault (e.g. [***]), Manufacturer shall, at MoonLake’s option, either re-perform as set out below at its own costs the defective Development Services in accordance with the Specifications and this Agreement or refund to MoonLake the price and/or any advance payments paid for such defective Development Services. For the avoidance of doubt, in the event that MoonLake opts for the re-performance of defective Development Services consisting in the re-performance of Manufacturing Runs, Manufacturer shall use its best efforts to schedule the start of such new Manufacturing Runs as early as possible and anyway not later than a maximum of [***] from MoonLake’s request for the reperformance of the defective Development Service or, as the case may be, not later than a maximum of [***] after the root cause identification of the Defect affecting the Batch to be replaced. In order to secure a quicker slot, MoonLake shall also have the option to reserve one or several back-up Manufacturing Runs by issuing one or more Work Orders at least [***] prior the Delivery Date. In case such back-up Manufacturing Run(s) is/are needed due to a failure by the Manufacturer to perform its obligations hereunder, no cost will be charged by the Manufacturer to MoonLake for such back-up Manufacturing Run(s). If the ordered back-up Manufacturing Run(s) is/are not needed and the relevant Work Order is cancelled by MoonLake, MoonLake shall pay in derogation of Section 4.8 a lump-sum of [***] as cancellation fee independently of the time when the cancellation of the Work Order occurred unless the reallocation of such back-up Manufacturing Run(s) is possible under Section 4.9 excluding MoonLake’s obligation to pay a cancellation fee. In addition and without prejudice to what is set out in Sections 5.6, 18.1 (for the case of death and bodily injuries) and ARTICLE 19, the remedies set out in this Section 9.9 shall be MoonLake’s sole and exclusive remedies under this Agreement with respect to any defective Development Services and any delay caused by defective Development Services. The limitation of remedies set out herein shall not apply in case of failure by the Manufacturer to perform a Development Service due to the Manufacturer’s wilfull misconduct or gross negligence unless (i.e. the limitation shall apply) Manufacturer’s gross negligence in the performance of its obligations hereunder has resulted into a Defect in a Batch ordered by MoonLake and Manufacturer, at MoonLake’s request, offers and successfully performs at its own costs a new Manufacturing Run under the terms and conditions of this Section 9.9.

ARTICLE 10
PRODUCT LICENSES

MoonLake shall, at its expense, obtain and maintain all necessary Product Licenses. MoonLake shall be responsible for responding to all requests for information related to such Product Licenses made by, and for making all legally required filings relating to such Product Licenses with, any Regulatory Authority having jurisdiction to make such requests or require such filings. If any Product License held by MoonLake relating directly to the Products is hereafter suspended or revoked, MoonLake shall promptly notify Manufacturer of the event and shall promptly inform Manufacturer of the impact on MoonLake’s purchases of the affected Products and MoonLake’s general intentions with respect to the affected Product.

ARTICLE 11
TRIAL AUTHORIZATION

MoonLake or a MoonLake’s designated third party shall, at its expense, obtain and maintain all necessary Trial Authorizations. MoonLake or a MoonLake’s designated third party shall be responsible for responding to all requests for information related to such Trial Authorizations made by, and for making all legally required filings relating to such Trial Authorizations with, any Regulatory Authority having jurisdiction to make such requests or require such filings. If any Trial Authorization held by MoonLake or a MoonLake’s designated third party relating directly to the Products is hereafter suspended or revoked, MoonLake shall promptly notify Manufacturer of the event and shall promptly inform Manufacturer of the impact on MoonLake’s purchases of the Product and MoonLake’s general intentions with respect to the Trial.

ARTICLE 12
CHANGES TO PRODUCT SPECIFICATIONS

12.1	Changes Requested by Manufacturer. Notwithstanding anything herein to the contrary, Manufacturer shall not amend, change or supplement any of the following except in accordance with the change control provisions set forth in the Quality Agreement: (a) the Specifications, (b) the Materials, (c) the source of Materials, (d) the specifications for Materials, (e) the Manufacturing Site or the equipment used in manufacturing the Product, (f) the test methods used to test the Products or Materials, or (g) the process for manufacturing the Products (each of the foregoing a “Technical Change”).

12.2	Changes Requested by MoonLake. MoonLake may request a Technical Change by written notice to Manufacturer, and except as prohibited by Applicable Law, Manufacturer shall use Commercially Reasonable Efforts to implement such change within a reasonable period of time.

12.3	Required Manufacturing Changes. Each Party shall notify the other Party of any Technical Change which is required by cGMPs or Applicable Laws (a “Required Manufacturing Change”). Manufacturer shall use Commercially Reasonable Efforts to implement Required Manufacturing Changes within a reasonable period of time.

12.4	Cost of Technical Changes All reasonable out-of-pocket costs associated with Required Manufacturing Changes that relate to the Product or to the performance of any Services (including the cost of any Regulatory Authority filings and any write offs and other similar costs due to such changes associated with obsolete Materials, work-in-process and finished Product inventories, and printed materials, including packaging and labelling materials) shall be borne by MoonLake, except with respect to Materials purchased by Manufacturer in excess of the amounts needed to fulfil Manufacturing Runs set out in the Firm Zone, unless otherwise procured by Manufacturer in advance with MoonLake’s consent (provided that Manufacturer will use Commercially Reasonable Efforts to minimize the costs associated therewith).

12.5	Technical Change Implementation. All Technical Changes (including Required Manufacturing Changes) shall be implemented in accordance with Applicable Laws, cGMP and the Quality Agreement. Prior to implementation of any Technical Change, the Parties shall ensure that any implications on the quality of the Products have been considered and recorded, and the change is approved by the relevant Regulatory Authorities. Manufacturer shall provide MoonLake with technical assistance at the Agreed Hourly Rate, including through the provision of supporting documentation in order to permit MoonLake to amend and file any relevant document required to be filed with a Regulatory Authority.

ARTICLE 13
QUALITY & REGULATORY COMPLIANCE

13.1	Maintenance of Permits. Manufacturer shall maintain all Manufacturing Licenses and other regulatory and governmental permits, licenses and approvals that may be necessary to Manufacture Product.

13.2	Notification of Adverse Manufacturing Activities. Manufacturer shall advise MoonLake of any information arising out of its Services that has adverse regulatory compliance and/or reporting consequences concerning the Product.

13.3	Activities at the Manufacturing Site and Machinery Used to Manufacture Products. Manufacturer shall not carry out any other activities at the Manufacturing Site that may prejudice the quality, safety or efficacy of the Products.

13.4	Storage. Manufacturer shall at all times store and warehouse all Materials and Products in premises that are secure, clean, compliant with the Specifications, Manufacturing Licenses and the Quality Agreement and otherwise reasonably acceptable to MoonLake and shall be physically separated from all other materials and products in Manufacturer’s possession. Manufacturer shall be responsible for the safe storage and handling of the Products until delivery to MoonLake in accordance with the Delivery Terms. The Manufacturer shall keep records of the storage conditions in relation to each Batch of Products in accordance with the requirements set forth in the Quality Agreement. Manufacturer agrees to disclose to MoonLake from time to time or upon MoonLake’s request, subject to Manufacturer’s confidentiality obligations to its other customers, the nature of any relevant products manufactured or packaged by Manufacturer for itself or third parties which use the same machinery as that used by Manufacturer for the Manufacture of Products under this Agreement or that are stored in the same location where the Products or Materials are stored in order that Manufacturer and MoonLake may identify any potential effects on quality, safety or efficacy of the Products which may result. The further details of Manufacturer’s storage of Materials and Products shall be set out in a separate storage agreement (“Storage Agreement”). In case of inconsistency of the terms of the Storage Agreement and the terms of this Agreement, the terms of the Storage Agreement shall prevail except for this Section 13.4 which shall prevail over the Storage Agreement.

13.5	Requests from and Inspections by Regulatory Authorities. Provisions covering correspondence, interaction with and provision of information to Regulatory Authorities, including inspections, are set forth in the Quality Agreement.

13.6	Audits by MoonLake. Representatives of MoonLake may, upon reasonable notice, at times reasonably acceptable to Manufacturer and in accordance with the further terms and conditions agreed in the Quality Agreement, (i) visit, inspect and audit the Manufacturer´s facilities where the Services are being performed, and (ii) consult informally, during such visits and by telephone, with personnel of Manufacturer performing work on the Services; provided, however, that Manufacturer shall accompany each on MoonLake’s initial visit to Manufacturer’s facilities. Any such visits will be coordinated with a representative of Manufacturer to be designated in writing following execution of this Agreement.

In addition, MoonLake shall also be entitled, upon prior written notice to Manufacturer, to conduct audits “for cause” which shall include, without limitation, manufacturing or facility issues affecting the Manufacture of the Product or quality of the Product (including cGMP), at times reasonable acceptable to Manufacturer, but in any case no later than [***] from receipt by Manufacturer of said prior written notice. MoonLake shall not be charged by Manufacturer for any audit made “for cause”.

Any information and data disclosed to MoonLake pursuant to this Section 13.6 shall be deemed Confidential Information subject to the obligations of confidentiality and non-use as provided in ARTICLE 16.

13.7	Audit and Inspection Fees. Manufacturer shall be entitled to charge for the costs of audit and inspections at the agreed hourly rate except for [***]audit every [***] which shall be [***]. In addition, Manufacturer shall not be entitled to charge any amounts to MoonLake where an audit or inspection is “for cause”.

13.8	Handling of Materials; Wastes. Manufacturer shall inform its employees, contractors and other personnel of any known or reasonably ascertainable chemical hazards associated with the Products or any wastes (including, Hazardous Materials) generated through performance of the Services, and to provide such persons with reasonable training in the proper methods of handling and disposing of such items. In addition, Manufacturer shall handle, accumulate, label, package, ship and dispose of all wastes (including, Hazardous Materials) generated through performance of the Services in accordance with all Applicable Laws.

13.9	Documentation for Regulatory Authority Requirements. Manufacturer shall maintain in accordance with and for the period specified in the Quality Agreement (unless cGMP or Applicable Laws require a longer period), complete and accurate records relating to the manufacture of Products and to the performance of Services as it may be required to hold under such Applicable Law. Manufacturer shall provide MoonLake with such documentation promptly upon MoonLake’s request.

13.10	Assistance with Regulatory Filing. Manufacturer shall prepare and provide to MoonLake, at no additional cost (unless otherwise agreed to in writing by the Parties), the reports agreed and described in Schedule 1 supporting manufacturing operations for the Products for MoonLake’s use in updating the [***] of the applicable IND/CTA and/or NDA/BLA. The above-mentioned reports might be used as is in regulatory submission or in the framework of response to questions. Assistance to provide response to questions received from authorities should be provided within the due evaluation timelines as appropriate and at MoonLake’s expense as described in Schedule 1, except in case of deficiency of Manufacturer’s Services in which case MoonLake shall not pay for such Services. Manufacturer shall provide at the Agreed Hourly Rate mentioned in Section 6.17 further regulatory assistance as may reasonably be required by MoonLake.

13.11	Debarment and Exclusion. Manufacturer represents and warrants that neither it, its subcontractors, nor any individual, corporation, partnership or association engaged in connection with the performance of services under this Agreement, has ever been, are currently, nor during the performance of any services hereunder, shall become:

(i)	disqualified or debarred by the FDA or other competent Regulatory Authorities for any purpose pursuant to Applicable Laws (including but not limited to United States law, including but not limited to the statutory debarment provisions at 21 U.S.C. § 335a(a) or (b));

(ii)	charged or convicted for conduct relating to the development or approval of, or otherwise relating to the regulation of, any drug product under any Applicable Laws; or

(iii)	excluded or threatened with exclusion under state or federal laws, including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001, or assessed or threatened with assessment of civil money penalties pursuant to 42 U.S.C. Part 1003.

Manufacturer agrees to notify MoonLake immediately, in the event that Manufacturer or any of its officers, directors, employees, agents, or parties under contract to perform and work under this Agreement (i) becomes debarred, excluded or convicted, or (ii) receives notice of action with respect to its debarment, exclusion or conviction during the Term. Manufacturer hereby certifies that it has not utilized, and shall not utilize, in any capacity the services of any individual, corporation, partnership or association in the performance of work for MoonLake under this Agreement that has been (X) debarred, or to its knowledge has received notice of action with respect to debarment, under the Generic Drug Enforcement Act of 1992, 21 United States Code §335a(a) and (b), as amended or any foreign equivalent thereof , (Y) excluded pursuant to 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001 or to its knowledge has received notice of exclusion or any foreign equivalent thereof or (Z) otherwise convicted pursuant to (ii) above, or to its knowledge has received notice of conviction or any foreign equivalent thereof . In the event that Manufacturer receives any notice of actions set forth in this Section 13.11 (with regard to Manufacturer only but not including an individual employee, officer, director, agent or subcontractor), without limiting any other rights or remedies of MoonLake, MoonLake shall have the right to terminate this Agreement immediately pursuant to the provisions of this Agreement. Any termination by MoonLake pursuant to this Section 13.11 shall be deemed to be a termination by MoonLake for material breach of this Agreement by Manufacturer pursuant to Section 19.7.

13.12	Compliance with REACH. MoonLake Manufacturer shall ensure compliance with the Registration requirements stipulated in Regulation (EC) No. 1907/2006 (“REACH”) with respect to Products manufactured and Raw Materials required by Manufacturer. MoonLake shall, at its expense, be responsible for responding to regulatory developments with impact on the manufacturing process, such as the inclusion of Raw Materials in Annex XIV to the Reach regulation (“Authorization”), and to decide on the approach chosen, such as technical changes to substitute substances of concern, or regulatory action to satisfy the requirements.

ARTICLE 14
OPERATIONAL MANAGEMENT; STEERING COMMITTEE

14.1	During the Term, the operational management of the relationship between the Parties shall lie with the Steering Committee established by the Parties in accordance with this ARTICLE 14.

14.2	The Steering Committee shall be composed of [***] representatives of each Party but of at least one member of the management of each Party and one additional representative of each Party. It shall have the general responsibility for the implementation of the Clinical and Commercial Supply Agreement. The Steering Committee’s resolutions shall be adopted unanimously, with an escalation to the Parties’ senior management in the event of a blockage or tie.

14.3	The tasks of the Steering Committee shall include, without limitation:

(a)	periodically review the KPIs outlined in Schedule 3, and update such KPIs as may be required;

(b)	consider and, when appropriate, approve amendments to the Material Specifications;

(c)	periodically review the level of the Manufacturer’s Safety Stocks and adjust their level as deemed necessary, as contemplated in Section2.11;

(d)	work on a mutually acceptable resolution to minimize the consequences of a late delivery, as contemplated in Section 5.6; and

(e)	agree on remedial actions to address Manufacturing Problems, as contemplated in Section 5.8.

14.4	The Steering Committee shall pass its resolutions:

(a)	in meetings on the occasion of which all members are present (either in person or through voice or video conferencing systems); or

(b)	by written consent to a proposal submitted by one of their members.

ARTICLE 15
PRODUCT COMPLAINTS AND ADVERSE EVENTS

15.1	Product Complaints, Adverse Events and Product Events. Provisions covering complaints or Adverse Events are set forth in the Quality Agreement. Provisions covering voluntary and involuntary recalls, product withdrawals, field corrections, field alerts, or other related actions (“Product Event”) of Finished Medicinal Products are set forth in the Quality Agreement.

15.2	Expenses Resulting from a Product Event. In the event that a Regulatory Authority requires, or MoonLake decides to, initiate a Product Event with respect to a Finished Medicinal Product using Product manufactured by Manufacturer under this Agreement, MoonLake shall promptly notify Manufacturer. Manufacturer shall fully cooperate with MoonLake in implementing the foregoing as MoonLake or the Regulatory Authority may require. If the Product Event is due to a breach of this Agreement by Manufacturer or Manufacturer’s negligence or wilful misconduct, Manufacturer shall replace all Products used for manufacturing recalled Finished Medicinal Products, at Manufacturer’s cost.

ARTICLE 16
CONFIDENTIALITY AND DATA PROTECTION

16.1	Non-Use, Non-Disclosure. Manufacturer shall use the Confidential Information only for the purpose of providing Development and Commercial Manufacturing Services hereunder. Except as otherwise provided for herein, Manufacturer shall not, at any time (whether during this Agreement or after its termination) use, for Manufacturer’s own or any Third Party’s benefit or purposes or disclose, publish or make available all or any portion of the Confidential Information to any other Third Party, without the prior written consent of MoonLake. MoonLake Background IP and MoonLake Arising IP shall be considered the Confidential Information of MoonLake. In addition, Confidential Information disclosed by Merck to Manufacturer under or in relation to this Agreement, or the clinical and commercial manufacturing agreement for the Anti IL-17 A/F Nanobody® between Manufacturer and Merck, dated October 15th, 2018 (including its 4 Amendments) shall be deemed to have been disclosed by MoonLake to Manufacturer.

16.2	Standard of Care. Manufacturer shall maintain and protect the confidentiality of Confidential Information and shall use at least the same degree of care to safeguard and to prevent disclosing of Confidential Information as it employs to avoid unauthorized disclosure, publication, dissemination, destruction, loss, or alteration of its own confidential information (or information of its customers of a similar nature), but at all times shall use at least reasonable care. Manufacturer shall implement and maintain appropriate security measures to prevent unauthorized access to, or disclosure of Confidential Information. Manufacturer personnel and approved subcontractors shall have access to Confidential Information only to the extent necessary for such person to perform his or her obligations under or with respect to this Agreement or as otherwise naturally occurs in such person’s scope of responsibility, provided that such access is not in violation of Applicable Law.

16.3	Required Disclosures. The obligations of confidentiality, non-disclosure and non-use hereunder shall continue until the relevant Confidential Information falls within the exceptions provided for in Section 16.4 hereof. Notwithstanding the foregoing, Manufacturer shall be entitled to disclose the Confidential Information to the extent required by Applicable Law or court order on the condition that Manufacturer provides MoonLake with written notice that the Confidential Information is required to be disclosed sufficiently in advance of the disclosure so as to provide MoonLake with reasonable opportunity to seek to prevent the disclosure of or to obtain a protective order for the Confidential Information; and provided further that Manufacturer shall reasonably assist MoonLake in obtaining a protective order, shall make any required disclosures in consultation with MoonLake and shall clarify the confidential nature of the disclosed Confidential Information.

16.4	Exclusions to Confidentiality. Manufacturer shall not have any obligation hereunder with respect to any Confidential Information if such Confidential Information (a) is, at the time of disclosure or becomes after disclosure, general or public knowledge through no breach of the Agreement by Manufacturer; (b) was, at the time of disclosure by MoonLake, already known by Manufacturer, as established by written record; or (c) is received by Manufacturer from a Third Party having the right to disclose same and who is not bound by a confidentiality agreement in favour of MoonLake or its Affiliates.

16.5	Notification. In the event Manufacturer becomes aware or has knowledge of any unauthorized use or disclosure of Confidential Information under Manufacturer’s control, Manufacturer shall promptly notify MoonLake of such unauthorized use or disclosure and, thereafter, shall take all reasonable steps to assist MoonLake in attempting to minimize any potential or actual damages or losses resulting from such unauthorized use or disclosure.

16.6	Return. Upon receipt of a written request from MoonLake, or upon termination of this Agreement, Manufacturer shall promptly return to MoonLake all Confidential Information, including all reproductions and copies thereof together with all internal material and documents generated by Manufacturer containing Confidential Information or references thereto and Manufacturer shall delete all such Confidential Information and references thereto stored electronically. Notwithstanding the above, Manufacturer may retain a single copy of any Confidential Information as is reasonably necessary for regulatory or insurance purposes, subject to Manufacturer’s obligations of confidentiality under this Agreement.

16.7	Public Announcements. Neither Party shall make any press nor other public announcement concerning any aspect of this Agreement, unless the text of such announcement is first approved in writing by the Parties to this Agreement. Provisions covering inspections and audits of Manufacturer, including with respect to the Manufacturing Site, whether by MoonLake or a Regulatory Authority, are set forth in the Quality Agreement.

16.8	Manufacturer Confidential Information. MoonLake acknowledges it may receive confidential and proprietary information from Manufacturer including but not limited regarding its methodology, testing processes, packaging and manufacturing techniques, data collection and/or data management techniques, commercial information, prices and contractual terms (“Manufacturer Confidential Information”). MoonLake shall treat any Manufacturer Confidential Information in the same confidential manner as Manufacturer is obliged to treat Confidential Information as set forth in this Agreement, except that MoonLake may disclose such information as is requested by Regulatory Authorities or as is necessary to be included in regulatory filings or Product Licenses (e.g. Drug Master Files).

16.9	Data Processing. The Parties shall process personal data strictly in accordance with Applicable Laws and any laws, regulations and alike that are applicable.

16.10	Audit And Inspection Rights. Additional provisions covering inspections and audits of Manufacturer, including with respect to the Manufacturing Site, whether by MoonLake or a Regulatory Authority, are set forth in the Quality Agreement.

ARTICLE 17
WARRANTIES

17.1	Mutual Representations and Warranties. MoonLake and Manufacturer each represent and warrant to the other that:

(a)	Organization and Authority. It has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement;

(b)	No Conflicts or Violations. The execution and delivery of this Agreement by such Party and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Laws existing as of the Effective Date and applicable to such Party and (b) do not conflict with, violate, breach or constitute a default under, and are not prohibited or materially restricted by, any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date; and

(c)	Valid Execution. Such Party is duly authorized, by all requisite corporate action, to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by such Party does not require any shareholder action or approval or the approval or consent of any Third Party, and the person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite corporate action.

17.2	Manufacturer Representations and Warranties for Manufacturing the Products. In addition to the warranty pursuant to Section 9.1, Manufacturer represents and warrants to MoonLake that:

(a)	Good Title, No Encumbrances. It will convey good title to the Products supplied under this Agreement, free from any lawful security, interest, lien or encumbrances;

(b)	Right to Manufacturer Background IP. It has the title and/or right to any and all Manufacturer Background IP used to Manufacture the Products in accordance with this Agreement; and the Manufacture of the Products by Manufacturer or its Affiliates or by MoonLake or its Affiliates will not infringe the Intellectual Property or any other rights of any Third Party;

(c)	Compliance Obligations. Moonlake intends to conduct its business in accordance with appropriate and reasonable environmental, labor and social standards as well as any such standards of Moonlake, if any. Manufacturer shall also comply, and shall ensure that its subcontractors also comply, with appropriate and reasonable environmental, labor and social standards and the principles of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions. Manufacturer shall not offer, promise, give, authorize or consent to the giving of money or anything of material value to any person (i) with the purpose or effect of securing any improper advantage in order to obtain or retain business or (ii) to induce or prevent the performance of an individual’s duties in violation of Applicable Law. Should Moonlake discover that Manufacturer or its subcontractors are in breach of the foregoing, Moonlake may terminate this Agreement without notice

(d)	Compliance with Responsible Sourcing Principles and Customs and Foreign Trade. It will, and it will endeavour to ensure that its subcontractors, comply with internationally recognized fundamental environmental, labour and social standards. Upon request of Moonlake, Manufacturer shall provide Moonlake with a supplier declaration as requested case by case by Moonlake.

(e)	Bribery. It will neither offer to give nor give money or gifts to MoonLake employees or members of their families in exchange for business from MoonLake; and

(f)	Change of Control. It will provide prompt written notice to MoonLake in the event of any Change of Control.

17.3	Manufacturer Representations and Warranties for the Development Services. Manufacturer represents and warrants to MoonLake that:

(a)	Performance. The Services shall be performed in accordance with cGMP and Applicable Laws with respect to the performance of Services;

(b)	Right to Manufacturer Background IP. It has the title and/or right to any and all Manufacturer Background IP used to perform the Services in accordance with this Agreement; and the use by Manufacturer or its Affiliates of Manufacturer Background IP will not infringe the Intellectual Property or any other rights of any Third Party.

17.4	MoonLake Representations and Warranties. MoonLake represents and warrants to Manufacturer that it holds all necessary Product Licenses with respect to the Products and that:

(a)	Trial Authorizations. It holds all necessary Trial Authorizations to conduct the Trial.

(b)	Right to MoonLake Backround IP. It has the title and/or right to any and all MoonLake Background IP supplied to Manufacturer in accordance with this Agreement for the Manufacture, labelling and packaging of the Products, and further that it has the title and/or right to grant Manufacturer the right to use such Intellectual Property in accordance with the terms of this Agreement and the use by Manufacturer or its Affiliates of MoonLake Background IP will not infringe the Intellectual Property or any other rights of any third party.

ARTICLE 18
INDEMNITY

18.1	Indemnification by Manufacturer. Manufacturer shall indemnify, hold harmless and, upon request of MoonLake, defend MoonLake, its Affiliates and its and their directors, officers, representatives, shareholders, employees and agents, and their respective successors and permitted assigns, from any and all Losses from any Third Party claims, proceedings, actions or causes of actions (“Third Party Claims”) which arise out of (a) the failure of Products to meet the warranties set forth in Section 9.1 and (b) any other breach by Manufacturer of any of its representations, warranties, covenants, agreements or obligations under this Agreement, or the negligence, recklessness or wilful misconduct of Manufacturer (or its Affiliates or subcontractors) in the performance the Services and any of its obligations hereunder; in each case except to the extent such Third Party Claim arises out of matters contemplated in Section 18.2 (a) or (b) below. In the event a Third Party Claim is caused by both Party´s behaviour, the amount of Indemnification shall depend on the circumstances, in particular to what extend the Third Party Claim is caused mainly by one or the other Party.

18.2	Indemnification by MoonLake. MoonLake shall indemnify, hold harmless and, upon request of Manufacturer, defend Manufacturer, its Affiliates and its and their directors, officers, representatives, shareholders, employees and agents, and their respective successors and permitted assigns, from any and all Losses from any Third Party Claims which arise out of (a) a breach by MoonLake of any of its representations, warranties, covenants, agreements or obligations under this Agreement and (b) the negligence, recklessness or wilful misconduct of MoonLake (or its Affiliates or subcontractors) in the performance of its obligations hereunder; in each case except to the extent such Third Party Claim arises out of result from matters contemplated in Section 18.1 (a) or (b) above. In the event a Third Party Claim is caused by both Party´s behaviour, the amount of Indemnification shall depend on the circumstances, in particular to what extend the Third Party Claim is caused mainly by one or the other Party.

18.3	No Consequential Damages. EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 18.1 OR SECTION 18.2, AS APPLICABLE, AND/OR EXCEPT IN THE EVENT OF WILFUL MISCONDUCT AND GROSS NEGLIGENCE, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES FOR BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR (I) ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES, OR CLAIMS brought by any third party having signed an agreement with MoonLake in relation to the Trial, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF. FOR THE PURPOSES OF THIS CLAUSE “CONSEQUENTIAL DAMAGES” SHALL BE DEFINED AS loss of profit or anticipated profit, loss of production, losses caused by business interruptions, loss of revenue and loss of goodwill or reputation AS WELL AS DAMAGES RESULTING FROM REMOTE EVENTS THAT ARE VERY UNLIKELY TO HAPPEN, “PUNITIVE DAMAGES” SHALL BE DEFINED AS COMPENSATION CLAIMS THAT EXCEED THE DAMAGE ACTUALLY INCURRED. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT EITHER PARTY FROM SEEKING OR OBTAINING ANY REMEDY AVAILABLE UNDER APPLICABLE LAW, INCLUDING EQUITABLE REMEDIES, FOR ANY BREACH OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER ARTICLE 16.

18.4	Notification of Claims; Conditions to Indemnification Obligations. As a condition to a Party’s right to receive indemnification under this ARTICLE 18, it shall: (a) promptly notify the other Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) cooperate, and cause the individual indemnitees to cooperate, with the indemnifying Party in the defence, settlement or compromise of such claim or suit; and (c) permit the indemnifying Party to control the defence, settlement or compromise of such claim or suit, including the right to select defence counsel. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party or any indemnitee without the prior written consent of the indemnified Party. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defence of any such suit, claim or demand, such cooperation to include without limitation using Commercially Reasonable Efforts to provide or make available documents, information and witnesses. The indemnifying Party shall have no liability under this ARTICLE 18 with respect to claims or suits settled or compromised without its prior written consent.

18.5	Insurance. During the Term, each Party shall obtain and maintain, at its sole cost and expense, insurance (including any self-insured arrangements) in types and amounts that are reasonable and customary in the pharmaceutical and biotechnology industry for companies engaged in comparable activities in the jurisdiction where such activities are being performed. Manufacturer shall add MoonLake as an additional insured on any product liability and comprehensive general liability policy carried by Manufacturer. Without prejudice to the foregoing, Manufacturer shall maintain a minimum product liability insurance coverage of [***] per occurrence, with a deductible of a maximum of [***]. It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder. Each Party will, except to the extent self-insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 18.5.

ARTICLE 19
TERM AND TERMINATION

19.1	Term. This Agreement shall commence on the Effective Date and continue until terminated by either Party with [***] prior written notice, unless terminated earlier as provided for elsewhere in this Agreement.

19.2	Termination On Failure of the Condition Precedent under Section 2.2. In case the event described in Section 2.2 is not met, MoonLake shall have the right to terminate this Agreement with immediate effect by sending a written notice to Manufacturer in accordance to Section 23.10.

19.3	Termination for Convenience. MoonLake shall have the right to terminate this Agreement at any time in its sole discretion by giving [***] advance written notice to Manufacturer.

19.4	Patient Safety. MoonLake may terminate the Agreement (a) at any time if termination is reasonably considered necessary by MoonLake by giving written notice to the Manufacturer in the interest of the health and well-being of the Trial Subjects, in which case notice of termination shall have immediate effect and (b) on a Product-by-Product basis by giving [***] advance written notice to Manufacturer if MoonLake decides to withdraw the Product from the market.

19.5	Change of Control Term. Manufacturer shall provide notice to MoonLake as soon as possible after a Change of Control with a company developing or commercializing [***] and upon receipt of such notification MoonLake shall have the right to terminate this Agreement with immediate effect.

19.6	Regulatory Authority Warning Letter. MoonLake may terminate the Agreement immediately upon written notice to Manufacturer if Manufacturer is subject to any Regulatory Authority warning letter or sanction.

19.7	Termination for Breach. If either Party to this Agreement shall have materially breached or defaulted in the performance of any of its obligations and does not remedy the breach within [***] of notice from the other Party to do so (if capable of remedy) the non-breaching Party may terminate this Agreement immediately by written notice to the Party in breach. It is understood and agreed by the Parties that the non-respect by Manufacturer of its obligation not to reject a Rolling Forceast which complies with the terms and conditions of this Agreement as provided for in Section 4.3 is considered a material breach under this Agreement.

19.8	Termination for Late Delivery. If Manufacturer becomes more than [***] liable under Section 5.6 in any calendar year, MoonLake shall have the right to terminate this Agreement upon written notice to Manufacturer. The provisions of this Section 19.8 are non-exclusive and without prejudice to the payment of penalties pursuant to Section 5.6 above or any other remedy under this Agreement or Applicable Law.

19.9	Termination for Force Majeure Event. Notwithstanding anything to the contrary contained in this Agreement, in the event a Force Majeure Event shall have occurred and be continuing for [***], the Party not suffering such Force Majeure Event shall be entitled to terminate this Agreement effective immediately upon written notice to the Party suffering such Force Majeure Event.

19.10	Termination for Reasons of Insolvency or Termination of Business Activities. Either Party shall be entitled to terminate this Agreement if the other Party becomes insolvent or is the subject of a petition in bankruptcy whether voluntary or involuntary or of any other proceeding under bankruptcy, insolvency or similar laws, makes an assignment for the benefit of creditors, is named in such a petition, or its property is subject to a suit for the appointment of a receiver, or is dissolved or liquidated. Such termination right may be exercised without the need for written notice within [***] following the date as of which the Party entitled to terminate receives knowledge of such insolvency or termination of business activities by the other Party.

ARTICLE 20
EFFECTS OF TERMINATION

20.1	Termination Due to Reasons other than Manufacturer Default or Insolvency. Upon termination of this Agreement other than in case of termination by MoonLake pursuant to Sections 19.5, 19.6, 19.7, 19.8 or 19.10, MoonLake shall, by written notice to Manufacturer: (i) request Manufacturer to execute outstanding Work Orders or Purchase Orders, and, unless the Products delivered to MoonLake do not comply with the terms of this Agreement due to Manufacturer’s breach of the warranties set out in Section 9.1, MoonLake shall pay Manufacturer in accordance with the terms of this Agreement, or (ii) cancel any outstanding Work Order or Purchase Order, pay the Price for the cancelled Manufacturing Runs and reimburse Manufacturer for any actual costs in executing such Work Order or Purchase Order, provided that Manufacturer shall use Commercially Reasonable Efforts to mitigate such actual costs. For the avoidance of doubt, Section 4.8 shall apply, i.e. MoonLake shall only be obliged to pay part of the Price for a Manufacturing Run set out in a Work Order depending on the time of receipt of MoonLake’s termination notice.

20.2	Termination Due to Manufacturer Default or Insolvency. Upon termination of this Agreement by MoonLake pursuant to Sections 19.5 19.6, 19.7, 19.8 or 19.10, MoonLake shall, by written notice to Manufacturer: (i) request Manufacturer to execute outstanding Work Orders or Purchase Orders, and provided that the Products delivered to MoonLake comply with the terms of this Agreement, MoonLake shall pay Manufacturer in accordance with the terms of this Agreement, or (ii) cancel outstanding Work Orders or Purchase Orders without any liability to MoonLake.

20.3	Termination for any Reason. Upon termination of this Agreement for any reason, each Party shall return or destroy all of the other Party’s Confidential Information which it has in its possession or under its control, unless and to the extent the Party is under a statutory obligation to keep such Confidential Information.

20.4	Termination On Failure of theCondition Precedent under Section 2.2 or for Convenience. Termination of this Agreement by MoonLake pursuant to Section 19.2 or Section 19.3 shall not give rise to any claim for Losses by Manufacturer against MoonLake. For the avoidance of doubt, termination pursuant Section 19.2, unless due to a Manufacturer’s failure to perform its obligations under this Agreement, and Section 19.3 shall not affect MoonLake’s obligation to fully pay for Manufacturing Runs set out in the Firm Zone or MoonLake’s obligations under any open Work Order or Purchase Order in accordance to Sections 4.6.and 4.8.

20.5	Ongoing Supply Obligations. In the event of termination of this Agreement pursuant to ARTICLE 19 hereabove, except if this Agreement is terminated by MoonLake pursuant to Section 19.1, Section 19.3 or Section 19.9 or by Manufacturer pursuant to Section 19.7 and 19.10, Manufacturer shall continue to supply MoonLake with MoonLake’s new Work Orders or Purchase Orders after the termination date of this Agreement, if MoonLake has not identified and fully registered with the competent Regulatory Authorities a new manufacturer for the Product. Such obligation of Manufacturer shall continue until the later of (i) successful completion of the technical transfer pursuant to Section 20.8, and (ii) Manufacturer having duly registered with the competent Regulatory Authorities the new manufacturer of the Products. In the event that (ii) is only fulfilled to some but not all Regulatory Authorities, Manufacturer’s ongoing supply obligations shall only apply to those market where the new manufacturer has not yet been duy registered. Unless otherwise agreed, the maximum term of Manufacturer’s ongoing supply obligation shall be [***] after the date of the notice of termination.

20.6	Accrued Rights and Surviving Obligations. Termination of this Agreement for any reason shall be without prejudice to any rights that have accrued to the benefit of any Party prior to such termination. Such termination shall not relieve any Party from obligations which are expressly or by implication intended to survive termination of this Agreement and shall not affect or prejudice any provision of this Agreement which is expressly or by implication provided to come into effect on, or continue in effect after, such termination.

20.7	Regulatory Assistance. After termination of this Agreement, Manufacturer agrees to provide MoonLake with reasonable support in relation to any investigation required by any Regulatory Authority with respect to Manufacture of the Products carried out at the Manufacturing Site during the Term, provided that MoonLake shall reimburse Manufacturer for its reasonable costs in providing such assistance (other than in case of MoonLake’s termination under Sections 19.6, 19.7 or 19.10).

20.8	Technical Transfer Assistance. For a period of [***] following termination of this Agreement for any reason, Manufacturer will provide, upon the request of MoonLake, its reasonable support and cooperation in transferring the then-current manufacturing process of the Product to an alternative site, designated by MoonLake. Manufacturer shall be entitled to charge MoonLake for its reasonable costs in supporting the technical transfer of the Products, at the Agreed Hourly Rate based on a written and accepted quotation, provided, however, if the technical transfer is requested by MoonLake following its termination of this Agreement under Sections 19.6, 19.7 or 19.10 then the Manufacturer shall provide the above technical transfer services free-of-charge. Additionally, in connection with the technical transfer assistance provided pursuant to this Section 20.8, Manufacturer shall grant to MoonLake and its Affiliates and designees a perpetual, fully-paid, non-exclusive, royalty-free license, with the right to sublicense, under any Manufacturer Intellectual Property which is reasonably necessary for the manufacture of each Product. Manufacturer’s obligations to support a technical transfer shall continue until such time as MoonLake, or its designee, successfully manufactures a validated Batch of each Product.

ARTICLE 21
DISASTER RECOVERY AND BUSINESS CONTINUITY

Manufacturer shall provide MoonLake prior to the commencement of the first Manufacturing Run under a Purchase Order with a true, correct and complete copy of Manufacturer’s business continuity plan (the “BCP”) which provides for, among other things, the high level design and processes for disaster recovery and business continuity for Manufacturer. The BCP shall be revised and updated by Manufacturer from time to time, but in no event less than every [***]. The Parties shall meet periodically, as specified by MoonLake, to discuss and analyse the status of the BCP. Manufacturer shall provide a written report to MoonLake for such discussions and analysis which shall analyse the effectiveness of the applicable BCP, propose necessary changes, suggest improvements, and provide an updated risk assessment for the activities to which the BCP relates.

ARTICLE 22
DISPUTE RESOLUTION

22.1	Disputes. The Parties recognize that disputes as to certain matters may from time to time arise which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish under this ARTICLE 22 procedures to facilitate the resolution of disputes arising under this Agreement (other than any disputes relating to matters which under this Agreement MoonLake has sole decision-making authority and/or discretion (each, a “Non-Escalable Dispute”), in which case, such matter shall be determined by MoonLake and shall not be part of the dispute resolution procedure set forth in this ARTICLE 22) in an expedient manner by mutual cooperation and without resort to litigation. In the event that the Parties are unable to resolve such dispute through diligent review and deliberation within [***] from the day that one Party had designated the issue as a dispute in written notice to the other Party, then either Party shall have the right to escalate such matter to the Executive Officers as set forth in Section 22.2.

22.2	Escalation to Executive Officers. Either Party may, by written notice to the other Party, request that a dispute (other than a Non-Escalable Dispute) that remains unresolved for a period of [***] as set forth in Section 22.1 arising between the Parties in connection with this Agreement be resolved by the Executive Officers, within [***] after referral of such dispute to them. If the Executive Officers cannot resolve such dispute within [***] after referral of such dispute to them, then, at any time after such [***]period, either Party may proceed to enforce any and all of its rights with respect to such dispute in accordance with this Agreement.

22.3	Injunctive Relief. No provision herein shall be construed as precluding a Party from bringing an action for injunctive relief or other equitable relief prior to the initiation or completion of the above procedure.

ARTICLE 23
MISCELLANEOUS PROVISIONS

23.1	Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties.

23.2	Assignment.

(a)	Assignment Generally. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by Manufacturer without the prior written consent of MoonLake (not to be unreasonably withheld or delayed).

(b)	Assignment by MoonLake. MoonLake may assign this Agreement, in whole or in part, to any Affiliate or Third Party without the consent of Manufacturer. MoonLake shall give written notice to Manufacturer promptly following any such assignment.

(c)	Continuing Obligations. No assignment under this Section 23.2 shall relieve the assigning Party of any of its responsibilities or obligations hereunder and, as a condition of such assignment, the assignee shall agree in writing to be bound by all obligations of the assigning Party hereunder. This Agreement shall be binding upon the successors and permitted assigns of the Parties.

(d)	Void Assignments. Any assignment not in accordance with this Section 23.2 shall be void.

23.3	Performance and Exercise by Affiliates. MoonLake shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by, any of its Affiliates and the performance of such obligations by any such Affiliate(s) shall be deemed to be performance by MoonLake; provided, however, that MoonLake shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate performing obligations of MoonLake hereunder shall be deemed to be a failure by MoonLake to perform such obligations.

23.4	Technical Managers. Each Party will notify the other in writing with the name of a technical manager who will be responsible for dealing with all matters relevant to this Agreement. The appointment of Manufacturer’s technical manager shall be subject to approval of MoonLake, not to be unreasonably withheld or delayed. Manufacturer shall replace its technical manager upon MoonLake’s request for reasonable cause within [***]. Unless otherwise mutually agreed, the technical managers and other appropriate representatives from each Party shall endeavour to meet no less than once every [***] to discuss matters relevant to the Manufacture and supply of Products hereunder.

23.5	Occurrence of Force Majeure Event. If any Force Majeure Event occurs in relation to either Party which affects or may affect the performance of any of its obligations under this Agreement, it shall use all Commercially Reasonable Efforts to mitigate the effects of such delay or prevention upon the performance of its obligations under this Agreement, promptly notify the other Party as to the nature and extent of such Force Majeure event; and resume performance of its obligations as soon as reasonably possible after the removal of the cause of the delay or prevention. Neither Party shall be deemed to be in breach of this Agreement, or shall be otherwise liable to the other Party, by reason only of any delay in performance, or the non-performance of any of its obligations hereunder, to the extent that the delay or non-performance is due to any Force Majeure Event of which it has duly notified the other Party, and the time for performance of that obligation shall be extended accordingly. Without limiting MoonLake’s right to terminate this Agreement pursuant to Section 19.9, if the performance by either Party of any of its obligations under this Agreement is prevented or delayed by a Force Majeure Event for a continuous period in excess of [***], the Parties shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable in the circumstances.

23.6	No Trademark Rights. No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement or otherwise.

23.7	Entire Agreement of the Parties; Amendments. This Agreement and the Schedules hereto constitute and contain the entire understanding and agreement of the Parties in respect of the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. For the avoidance of doubt the Parties expressly agree that the work order for the [***] for use in [***] clinical trials, based on MoonLake’s acceptance letter, dated as of [***], of [***], dated as of [***], shall be fully governed by the terms of this Agreement and the Schedules thereto and any other agreements, if any (e.g. the aforementioned acceptance letter/Proposal) related to that work order shall hereby be superseded.In the event of any conflict or contradiction between this Agreement and a Schedule, the provisions of this Agreement shall prevail, except with respect to conflicts or contradictions for matters of quality or technical nature, in which case the applicable Quality Agreement shall prevail. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

23.8	Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

23.9	Governing Law and Arbitration. This Agreement shall be governed by and interpreted in accordance with the laws of Germany, excluding application of any conflict of laws principles that would require application of the Law of a jurisdiction outside of Germany and further excluding the UN Convention on Contracts for the International Sale of Goods (CISG). All disputes arising out of or in connection with this Agrement or its validity shall be submitted to the International Court of Arbitration and shall be finally settled in accordance with the Arbitration Rules of the International Chamber of Commerce. The place of arbitration shall be Geneva, Switzerland. The number of arbitrators shall be three (3). The language of the arbitral proceedings shall be English.

23.10	Notice. Any notice to be given by either Party under or in connection with this Agreement to the other Party must be in writing in English and shall be delivered by hand or by courier. A copy by fax or by email shall be sent to the addresses set out below (or such other address or number as may be notified to the other Party from time to time):

Manufacturer:

Address: Richter-Helm BioLogics GmbH &Co. KG., [***]

Fax: [***]Email: [***]

Attention: [***]

MoonLake:

Address: MoonLake Immunotherapeutics AG, [***]

Phone: [***]

Email: [***]

Attention: [***]

Unless there is evidence that it was received earlier, notices sent in accordance with this Section 23.10 are to be deemed to have been received: if delivered by hand or by courier, when left at the address referred to above; or if sent by fax or email, when transmitted, provided that if deemed receipt occurs before 9am on a Working Day the notice shall be deemed to have been received at 9am on that day, and if deemed receipt occurs after 5pm on a Working Day, or on a day which is not a Working Day, the notice shall be deemed to have been received at 9am on the next Working Day.

23.11	Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

23.12	Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

23.13	No Implied License. Except as set forth in Section 3.3, no right or license is granted to Manufacturer hereunder by implication, estoppel, or otherwise to any know-how, patent or other Intellectual Property owned or controlled by MoonLake or its Affiliates.

23.14	Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Unless the context otherwise requires, countries shall include territories.

23.15	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, by duly authorized representatives, as of the Effective Date.

MoonLake Immunotherapeutics AG		Richter-Helm BioLogics GmbH & Co. KG

By:	[***]_______________________________	By:	[***]_______________________________
Name:	[***]_______________________________	Name:	[***]_______________________________
Title:	[***]_______________________________	Title:	[***] _______________________________

By:	[***]_______________________________	By:	[***]_______________________________
Name:	[***]_______________________________	Name:	[***]_______________________________
Title:	[***]_______________________________	Title:	[***]_______________________________